                                                                    Exhibit 10.7

===============================================================================


                                CREDIT AGREEMENT


                                   dated as of


                                December 7, 1999,


                                      among


                       WRIGHT ACQUISITION HOLDINGS, INC.,


                        WRIGHT MEDICAL TECHNOLOGY, INC.,


                            THE LENDERS PARTY HERETO,


                            THE CHASE MANHATTAN BANK,

           as Administrative Agent, Collateral Agent and Issuing Bank,


                       CHASE MANHATTAN BANK, PARIS BRANCH,

                                as French Lender,


                                       and


                             BANK OF AMERICA, N.A.,

                              as Syndication Agent


                            ------------------------


                              CHASE SECURITIES INC.

                                       and

                         BANC OF AMERICA SECURITIES LLC,

                  as Co-Lead Arrangers and Joint Book Managers


===============================================================================



                                TABLE OF CONTENTS

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                                                                                                      PAGE


                                                ARTICLE I

                                               DEFINITIONS

SECTION 1.01.  DEFINED TERMS.............................................................................1
SECTION 1.02.  CLASSIFICATION OF LOANS AND BORROWINGS...................................................23
SECTION 1.03.  TERMS GENERALLY..........................................................................24
SECTION 1.04.  ACCOUNTING TERMS; GAAP...................................................................24
SECTION 1.05.  FOREIGN CURRENCY TRANSLATION.............................................................24


                                                ARTICLE II

                                               THE CREDITS

SECTION 2.01.  COMMITMENTS..............................................................................25
SECTION 2.02.  LOANS AND BORROWINGS.....................................................................25
SECTION 2.03.  REQUESTS FOR BORROWINGS..................................................................26
SECTION 2.04.  LETTERS OF CREDIT........................................................................26
SECTION 2.05.  FUNDING OF BORROWINGS....................................................................35
SECTION 2.06.  INTEREST ELECTIONS.......................................................................35
SECTION 2.07.  TERMINATION AND REDUCTION OF COMMITMENTS.................................................37
SECTION 2.08.  REPAYMENT OF LOANS; EVIDENCE OF DEBT.....................................................38
SECTION 2.09.  AMORTIZATION OF TERM LOANS...............................................................38
SECTION 2.10.  PREPAYMENT OF LOANS......................................................................39
SECTION 2.11.  FEES.....................................................................................40
SECTION 2.12.  INTEREST.................................................................................42
SECTION 2.13.  ALTERNATE RATE OF INTEREST...............................................................42
SECTION 2.14.  INCREASED COSTS..........................................................................43
SECTION 2.15.  BREAK FUNDING PAYMENTS...................................................................44
SECTION 2.16.  TAXES....................................................................................44
SECTION 2.17.  PAYMENTS GENERALLY; PRO RATA TREATMENT; SHARING OF SET-OFFS..............................46
SECTION 2.18.  MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS...........................................47


                                               ARTICLE III

                                      REPRESENTATIONS AND WARRANTIES

SECTION 3.01.  ORGANIZATION; POWERS.....................................................................48
SECTION 3.02.  AUTHORIZATION; ENFORCEABILITY............................................................48
SECTION 3.03.  GOVERNMENTAL APPROVALS; NO CONFLICTS.....................................................49
SECTION 3.04.  FINANCIAL CONDITION; NO MATERIAL ADVERSE CHANGE..........................................49
SECTION 3.05.  PROPERTIES...............................................................................50
SECTION 3.06.  LITIGATION AND ENVIRONMENTAL MATTERS.....................................................50
SECTION 3.07.  COMPLIANCE WITH LAWS AND AGREEMENTS......................................................51
SECTION 3.08.  INVESTMENT AND HOLDING COMPANY STATUS....................................................51
SECTION 3.09.  TAXES....................................................................................51
SECTION 3.10.  ERISA....................................................................................51



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SECTION 3.11.  DISCLOSURE...............................................................................51
SECTION 3.12.  SUBSIDIARIES.............................................................................52
SECTION 3.13.  INSURANCE................................................................................52
SECTION 3.14.  LABOR MATTERS............................................................................52
SECTION 3.15.  SOLVENCY.................................................................................52
SECTION 3.16.  WMT SECURITY DOCUMENTS...................................................................53
SECTION 3.17.  MERGER AND ACQUISITION DOCUMENTS.........................................................53
SECTION 3.18.  YEAR 2000 MATTERS........................................................................54

                                                ARTICLE IV

                                                CONDITIONS

SECTION 4.01.  EFFECTIVE DATE...........................................................................54
SECTION 4.02.  TERM CREDIT EVENT........................................................................56
SECTION 4.03.  STANDBY LC CREDIT EVENT..................................................................58
SECTION 4.04.  OTHER CREDIT EVENTS......................................................................59


                                                ARTICLE V

                                          AFFIRMATIVE COVENANTS

SECTION 5.01.  FINANCIAL STATEMENTS AND OTHER INFORMATION...............................................60
SECTION 5.02.  NOTICES OF MATERIAL EVENTS...............................................................62
SECTION 5.03.  INFORMATION REGARDING COLLATERAL.........................................................62
SECTION 5.04.  EXISTENCE; CONDUCT OF BUSINESS...........................................................62
SECTION 5.05.  PAYMENT OF OBLIGATIONS...................................................................62
SECTION 5.06.  MAINTENANCE OF PROPERTIES................................................................63
SECTION 5.07.  INSURANCE................................................................................63
SECTION 5.08.  CASUALTY AND CONDEMNATION................................................................63
SECTION 5.09.  BOOKS AND RECORDS; INSPECTION AND AUDIT RIGHTS...........................................64
SECTION 5.10.  COMPLIANCE WITH LAWS.....................................................................64
SECTION 5.11.  USE OF PROCEEDS AND LETTERS OF CREDIT....................................................64
SECTION 5.12.  ADDITIONAL SUBSIDIARIES..................................................................64
SECTION 5.13.  FURTHER ASSURANCES.......................................................................65


                                                ARTICLE VI

                                            NEGATIVE COVENANTS

SECTION 6.01.  INDEBTEDNESS; CERTAIN EQUITY SECURITIES..................................................66
SECTION 6.02.  LIENS....................................................................................68
SECTION 6.03.  FUNDAMENTAL CHANGES......................................................................68
SECTION 6.04.  INVESTMENTS, LOANS, ADVANCES, GUARANTEES AND ACQUISITIONS................................69
SECTION 6.05.  ASSET SALES..............................................................................70
SECTION 6.06.  HEDGING AGREEMENTS.......................................................................71
SECTION 6.07.  RESTRICTED PAYMENTS; CERTAIN PAYMENTS OF INDEBTEDNESS....................................71
SECTION 6.08.  TRANSACTIONS WITH AFFILIATES.............................................................72
SECTION 6.09.  RESTRICTIVE AGREEMENTS...................................................................72
SECTION 6.10.  AMENDMENT OF MATERIAL DOCUMENTS..........................................................73
SECTION 6.11.  CAPITAL EXPENDITURES.....................................................................73
SECTION 6.12.  LEVERAGE RATIO...........................................................................73
SECTION 6.13.  CONSOLIDATED CASH INTEREST EXPENSE COVERAGE RATIO........................................74
SECTION 6.14.  CONSOLIDATED FIXED CHARGE COVERAGE RATIO.................................................74
SECTION 6.15.  FISCAL YEAR..............................................................................74

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


                                               ARTICLE VII

EVENTS OF DEFAULT.......................................................................................74


                                               ARTICLE VIII

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT ......................................................77


                                                ARTICLE IX

                                              MISCELLANEOUS

SECTION 9.01.  NOTICES..................................................................................79
SECTION 9.02.  WAIVERS; AMENDMENTS......................................................................79
SECTION 9.03.  EXPENSES; INDEMNITY; DAMAGE WAIVER.......................................................80
SECTION 9.04.  SUCCESSORS AND ASSIGNS...................................................................82
SECTION 9.05.  SURVIVAL.................................................................................84
SECTION 9.06.  COUNTERPARTS; INTEGRATION; EFFECTIVENESS.................................................84
SECTION 9.07.  SEVERABILITY.............................................................................84
SECTION 9.08.  RIGHT OF SETOFF..........................................................................84
SECTION 9.09.  GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS...............................85
SECTION 9.10.  WAIVER OF JURY TRIAL.....................................................................85
SECTION 9.11.  HEADINGS.................................................................................86
SECTION 9.12.  CONFIDENTIALITY..........................................................................86
SECTION 9.13.  INTEREST RATE LIMITATION.................................................................87

SCHEDULES:

Schedule 2.01              Commitments
Schedule 3.04(e)           Material Adverse Change
Schedule 3.05              Real Property
Schedule 3.06              Disclosed Matters
Schedule 3.12              Subsidiaries
Schedule 3.13              Insurance
Schedule 3.16(d)           Mortgaged Properties and Filing Offices
Schedule 6.01              Existing Indebtedness
Schedule 6.02              Existing Liens
Schedule 6.04              Investments
Schedule 6.09              Existing Restrictions


EXHIBITS:

Exhibit A                  Form of Administrative Questionnaire
Exhibit B                  Form of Assignment and Acceptance
Exhibit C                  Form of Cremascoli Credit Agreement
Exhibit D                  Form of Indemnity, Subrogation and Contribution
                           Agreement
Exhibit E                  Form of Mortgage
Exhibit F                  Form of Parent Guarantee Agreement
Exhibit G                  Form of Pledge Agreement
Exhibit H                  Form of Security Agreement
Exhibit I                  Form of Subsidiary Guarantee Agreement
Exhibit J                  Form of Standby Letter of Credit
Exhibit K-1                Form of Opinion of Borrower's Counsel on Effective
                           Date
Exhibit K-2                Form of Opinion of Borrower's Counsel on Term
                           Funding Date
Exhibit L                  Form of Opinion of Local Counsel

                                    CREDIT AGREEMENT dated as of December 7,
                           1999, among WRIGHT ACQUISITION HOLDINGS, INC., a Delaware corporation, WRIGHT MEDICAL TECHNOLOGY, INC., a Delaware corporation, the LENDERS from time to time party hereto, THE CHASE MANHATTAN BANK, a New York banking corporation, as administrative agent and collateral agent for such lenders and as issuing bank, CHASE MANHATTAN BANK, PARIS BRANCH, as the local facilities lender, and BANK OF AMERICA, N.A., a national banking association, as syndication agent.


                  The parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.01. DEFINED TERMS. As used in this Agreement, the following terms have the meanings specified below:

         "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

         "ADJUSTED LIBO RATE" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period MULTIPLIED by (b) the Statutory Reserve Rate.

         "ADMINISTRATIVE AGENT" means The Chase Manhattan Bank, in its capacity as administrative agent for the Lenders hereunder.

         "ADMINISTRATIVE QUESTIONNAIRE" means an Administrative Questionnaire in the form of Exhibit A hereto or such other form as may be supplied by the Administrative Agent.

         "AFFILIATE" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

         "AGENTS" means the Administrative Agent, the Collateral Agent and the Syndication Agent.

         "ALTERNATE BASE RATE" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day PLUS 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

         "APPLICABLE STANDBY LC PERCENTAGE" means, with respect to any Standby LC Lender, the percentage of the total Standby LC Commitments represented by such Lender's Standby LC Commitment. If the Standby LC Commitments have terminated or expired, the Applicable Standby LC Percentages shall be determined based upon the Standby LC Commitments most recently in effect, giving effect to any assignments.

         "APPLICABLE TRADE LC PERCENTAGE" means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender's Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

         "APPLICABLE RATE" means, for any day with respect to any ABR Loan or Eurodollar Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "Eurodollar Spread", "ABR Spread" or "Commitment Fee Rate", as the case may be, based upon the Leverage Ratio as of the most recent determination date; PROVIDED that until the delivery by the Borrower to the Administrative Agent of the financial statements required by Section 5.01 for the period ending December 31, 2000, the "Applicable Rate" shall be the applicable rate per annum set forth below in Category 2:


===========================================================================================================

                                                                      EURODOLLAR          COMMITMENT FEE
            LEVERAGE RATIO                    ABR SPREAD                SPREAD              PERCENTAGE
-----------------------------------------------------------------------------------------------------------

              CATEGORY 1                        2.50%                   3.50%                  0.50%

Greater than or equal to
3.75 to 1.00
-----------------------------------------------------------------------------------------------------------

              CATEGORY 2                        2.25%                   3.25%                  0.50%

Greater than or equal to
3.00 to 1.00 but less than
3.75 to 1.00
-----------------------------------------------------------------------------------------------------------

              CATEGORY 3                        2.00%                   3.00%                  0.50%

Greater than or equal to
2.50 to 1.00 but less than
3.00 to 1.00
-----------------------------------------------------------------------------------------------------------

              CATEGORY 4                        1.75%                   2.75%                  0.50%

Greater than or equal to
2.25 to 1.00 but less than
2.50 to 1.00
-----------------------------------------------------------------------------------------------------------

              CATEGORY 5                        1.50%                   2.50%                  0.50%

Greater than or equal to
2.00 to 1.00 but less than
2.25 to 1.00
-----------------------------------------------------------------------------------------------------------

              CATEGORY 6                        1.25%                   2.25%                  0.50%

Less than 2.00 to 1.00
===========================================================================================================

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of Holdings' fiscal year based upon the consolidated financial statements of Holdings delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; PROVIDED that the Leverage Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default described in paragraph (a) or (b) of Article VII has occurred and is continuing or (B) if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

         "APPROVED FUND" means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

         "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

         "BOARD" means the Board of Governors of the Federal Reserve System of the United States of America.

         "BORROWER" means Wright Medical Technology, Inc., a Delaware corporation.

         "BORROWING" means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

         "BORROWING REQUEST" means a request by the Borrower for a Borrowing in accordance with Section 2.03.

         "BUSINESS DAY" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; PROVIDED that, when used in connection with a Eurodollar Loan, the term "BUSINESS DAY" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

         "CAPITAL EXPENDITURES" means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and the Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and
(b) Capital Lease Obligations incurred by the Borrower and the Subsidiaries during such period.

         "CAPITAL LEASE OBLIGATIONS" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

         "CHANGE IN CONTROL" means any of the following events:

                  (a) prior to the initial Public Equity Offering by Holdings of its common stock, (i) the Permitted Investors shall fail to own and have the right to vote shares representing at least 51% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Holdings, (ii) the Sponsor and its Affiliates shall fail to own and have the right to vote shares representing at least 45% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Holdings or
         (iii) the Permitted Investors shall not have the right to elect at least a majority of the board of directors of Holdings;

                  (b) after the initial Public Equity Offering of Holdings, (i) the Permitted Investors shall fail to own and have the right to vote shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Holdings, (ii) the Sponsor and its Affiliates shall fail to own and have the right to vote shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Holdings or (iii) any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date) other than the Permitted Investors becomes, directly or indirectly, the beneficial owner of a percentage of shares representing the aggregate ordinary voting power represented by the issued and outstanding capital stock of Holdings that is greater than the percentage of such shares owned by the Permitted Investors;

                  (c) at any time, (i) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings or the Borrower by Persons who were neither (x) nominated by the board of directors of Holdings or the Borrower, as the case may be, nor (y) appointed by directors so nominated or (ii) the occurrence of any change in control or similar event (however denominated) with respect to Holdings or the Borrower under and as defined in any other indenture or agreement in respect of Material Indebtedness to which Holdings, the Borrower or a Subsidiary is a party; or

                  (d) Holdings shall cease to directly own 100% of the issued and outstanding capital stock of the Borrower.

         "CHANGE IN LAW" means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.

         "CLASS", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Term Commitment.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

         "CO-INVESTOR" means the Vertical Fund Associates, L.P., a Delaware limited partnership.

         "COLLATERAL" means the WMT Collateral and the Cremascoli Collateral.

         "COLLATERAL AGENT" means The Chase Manhattan Bank, in its capacity as collateral agent for the Lenders hereunder.

         "COMMITMENT" means a Revolving Commitment, Term Commitment, Standby LC Commitment or any combination thereof (as the context requires).

         "CONSOLIDATED INTEREST EXPENSE" means, for any period, the interest expense, whether paid or payable in cash, in kind or otherwise (including the interest component in respect of Capital Lease Obligations) by Holdings, the Borrower and the Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP; PROVIDED, HOWEVER, that Consolidated Interest Expense for each fiscal quarter of the fiscal year ended December 31, 1999, shall be deemed to be $1,925,000 or, upon consummation of the Cremascoli Acquisition, $2,975,000.

         "CONSOLIDATED CASH INTEREST EXPENSE" means, for any period, the interest expense, to the extent paid or payable in cash (including the interest component in respect of Capital Lease Obligations) by Holdings, the Borrower and the Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP; PROVIDED, HOWEVER, that Consolidated Cash Interest Expense for each fiscal quarter of the fiscal year ended December 31, 1999, shall be deemed to be $1,375,000 or, upon consummation of the Cremascoli Acquisition, $1,950,000.

         "CONSOLIDATED EBITDA" means, for any period, Consolidated Net Income for such period, PLUS, without duplication and to the extent deducted from revenues in determining Consolidated Net Income for such period, the sum of (a) the aggregate amount of Consolidated Interest Expense for such period, (b) the aggregate amount of income tax expense for such period, (c) all amounts attributable to depreciation and amortization for such period, (d) other non-cash charges during such period (except any non-cash charge that requires an accrual of a cash reserve for anticipated cash charges for any period) and (e) non-recurring charges incurred in connection with the Transactions, MINUS, to the extent added in determining such Consolidated Net Income, (i) any interest income and (ii) any non-cash income or gain. Notwithstanding the foregoing, Consolidated EBITDA for the fiscal quarters ended March 31, 1999, June 30, 1999, and September 30, 1999, shall be deemed to be $5,674,000, $5,036,000 and $4,146,000 or, following the Cremascoli Acquisition, $7,397,000, $6,498,000, and $4,801,000, respectively. In addition, Consolidated EBITDA for the fiscal quarter ended December 31, 1999, shall be adjusted as follows: (x) increased or decreased by any variance reflected in reported results or arising in the production of inventory (PROVIDED that any such increase shall not exceed $800,000) and (y) increased by any charge in connection with excess and obsolete inventory to the extent such charge exceeds 4.5% of revenues for such fiscal quarter (PROVIDED that any such increase shall not exceed $1,000,000).

         "CONSOLIDATED FIXED CHARGES" means, for any period, the sum of (a) Consolidated Cash Interest Expense for such period, (b) Capital Expenditures for such period and (c) scheduled principal payments of long-term Indebtedness (whether or not made) during such period; PROVIDED, HOWEVER, that any Capital Expenditure financed with Investor Capital shall not be included in the calculation of Consolidated Fixed Charges to the extent that Investor Capital was used to finance such Capital Expenditure.

         "CONSOLIDATED NET INCOME" means, for any period, net income or loss of Holdings, the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; PROVIDED that there shall be excluded from such net income or loss (a) the income or loss of any Person in which any other Person (other than Holdings, the Borrower or any of the Subsidiaries or any director holding qualifying shares in compliance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings, the Borrower or any of the Subsidiaries by such Person during such period, (b) the income (or loss) of any Person (other than Cremascoli and its subsidiaries) accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdings, the Borrower or any of the Subsidiaries or the date that Person's assets are acquired by Holdings, the Borrower or any of the Subsidiaries, (c) any after-tax gains or losses attributable to sales of assets out of the ordinary course of business and (d) to the extent not included in clauses (a) through (c) above, any extraordinary or unusual and non-recurring gains or non-cash extraordinary or unusual and non-recurring losses.

         "CONTINUING SHAREHOLDERS" means California Public Employees' Retirement System and its Affiliates and Princes Gate Investors, L.P. and its Affiliates.

         "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "CONTROLLING" and "CONTROLLED" have meanings correlative thereto.

         "CREMASCOLI" means Cremascoli Ortho Holding SA, a societe anonyme organized under laws of the Republic of France.

         "CREMASCOLI ACQUISITION" means the acquisition of all of the outstanding capital stock of Cremascoli by Cremascoli Holdings pursuant to the Cremascoli Acquisition Documents.

         "CREMASCOLI ACQUISITION DOCUMENTS" means the Agreement for the Sale and Purchase of Cremascoli Ortho Holding S.A., to be entered into between the sellers listed therein and Holdings and any other documents provided, or to be provided, in connection therewith.

         "CREMASCOLI COLLATERAL" means any and all "Collateral" as defined in any applicable Cremascoli Loan Document.

         "CREMASCOLI CREDIT AGREEMENT" means the Credit Agreement, substantially in the form of Exhibit C, among Cremascoli, the French Lender and the Administrative Agent.

         "CREMASCOLI EQUITY FINANCING" means (a) the contribution by the Permitted Investors to Holdings of an aggregate amount of not less than $32,420,000 in cash in exchange for additional common stock of Holdings, Preferred Stock or Investor Subordinated Debt, (b) the contribution by Holdings to the Borrower of (i) an aggregate amount of not less than $32,420,000 in cash and (ii) Preferred Stock with an aggregate liquidation value of $1,500,000, (c) the contribution of the assets described in clause (b) to Cremascoli Holdings for subordinated Indebtedness and all of the outstanding capital stock of Cremascoli Holdings and (d) the contribution by Cremascoli Holdings to Cremascoli of not less than $17,500,000 in cash.

         "CREMASCOLI EXISTING DEBT" means all Indebtedness of Cremascoli and its subsidiaries outstanding on the Standby LC Issuance Date.

         "CREMASCOLI FINANCING TRANSACTIONS" means the execution, delivery and performance by each Cremascoli Loan Party of the Cremascoli Loan Documents to which it is to be a party, the borrowing of Cremascoli Loans, the use of the proceeds thereof and the issuance of letters of credit thereunder.

         "CREMASCOLI HOLDINGS" means a direct wholly owned subsidiary of the Borrower to be organized under the laws of the Republic of France. Following the Cremascoli Acquisition, Cremascoli will be a direct wholly owned subsidiary of Cremascoli Holdings.

         "CREMASCOLI LOAN DOCUMENTS" means the Cremascoli Credit Agreement and any guarantee or security document executed by or on behalf of any Cremascoli Loan Party and/or the French Lender in connection therewith.

         "CREMASCOLI LOAN PARTIES" means Cremascoli Holdings, Cremascoli and any subsidiary of Cremascoli that provides a Guarantee of the obligations of Cremascoli under the Cremascoli Credit Agreement.

         "CREMASCOLI LOANS" means the "Loans" as such term is defined in the Cremascoli Credit Agreement.

         "CREMASCOLI MANAGEMENT INVESTORS" means each of the following individuals and such individual's Family Group: Paul Donnelly, David Spurzen, Patrizio Cremascoli, Edgardo Cremascoli, Davide Cremascoli, John Fry, Giovanni Carollo and Alain Allegre.

         "CREMASCOLI TERM BORROWINGS" means the "Term Borrowings" as such term is defined in the Cremascoli Credit Agreement.

         "CREMASCOLI TERM LOANS" means the "Term Loans" as such term is defined in the Cremascoli Credit Agreement.

         "CREMASCOLI TRANSACTIONS" means the Cremascoli Acquisition, the Cremascoli Equity Financing and the Cremascoli Financing Transactions.

         "DEFAULT" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

         "DISCLOSED MATTERS" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

         "DOLLARS" or "$" refers to lawful money of the United States of America.

         "DOMESTIC SUBSIDIARY" means any Subsidiary, other than Cremascoli Holdings and its subsidiaries, that is not a Foreign Subsidiary.

         "EFFECTIVE DATE" means the date on which the conditions specified in
Section 4.01 are satisfied (or waived in accordance with Section 9.02). In order to renew the representations and warranties contained in Article III upon the consummation of the Cremascoli Acquisition, on and after the Standby LC Issuance Date, the "Effective Date", as used in Article III (other than Section 3.10), means the Standby LC Issuance Date.

         "ENVIRONMENTAL LAWS" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to public health.

         "ENVIRONMENTAL LIABILITY" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings, the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials,
(d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

         "ERISA EVENT" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;
(e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by or on behalf of the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

         "EURO" means the lawful money of the participating member states of the European Union that adopt a single currency in accordance with the Treaty on European Union signed February 7, 1992, and any legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states.

         "EURODOLLAR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

         "EVENT OF DEFAULT" has the meaning assigned to such term in Article
VII.

         "EXCESS CASH FLOW" means, for any fiscal year, the excess of: (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year, (ii) extraordinary cash income of Holdings, the Borrower and the Subsidiaries, if any, during such fiscal year and not included in Consolidated EBITDA and (iii) the decrease, if any, in Net Working Capital from the beginning to the end of such fiscal year, LESS (b) the sum, without duplication, of (i) the amount of any cash income taxes payable by Holdings, the Borrower and the Subsidiaries with respect to such fiscal year, (ii) Consolidated Cash Interest Expense for such fiscal year, (iii) Capital Expenditures made in cash in accordance with
Section 6.11 during such fiscal year (other than any Capital Expenditure financed with Investor Capital or other Indebtedness), (iv) scheduled principal repayments of Indebtedness made by Holdings, the Borrower and the Subsidiaries during such fiscal year, (v) optional and mandatory prepayments of the principal of Loans during such fiscal year, but only to the extent that such prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of the Loans, (vi) extraordinary or unusual and non-recurring cash expenses and losses paid or incurred by Holdings, the Borrower and the Subsidiaries, if any, during such fiscal year and not included in Consolidated EBITDA, (vii) the increase, if any, in Net Working Capital from the beginning to the end of such fiscal year; PROVIDED that, to the extent otherwise included therein, (x) the Net Proceeds of any Prepayment Event shall be excluded from the calculation of Excess Cash Flow to the extent used to prepay the Term Loans in accordance with Section 2.10(b) and (y) any cash used to make an investment permitted by Section 6.04(j) shall be excluded from the calculation of Excess Cash Flow.

         "EXCLUDED TAXES" means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, capital, branch profits, franchise or other similar taxes imposed on (or measured by) its net or gross income, capital or profits by the United States of America or any state or political subdivision thereof, or by the jurisdiction or any state or political subdivision thereof under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located (PROVIDED, HOWEVER, that no Lender shall be deemed to be located in any jurisdiction solely as a result of receiving any payment under or taking any action related to any Loan), and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax (i) that is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of such new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.16(a), or (ii) that is attributable to such Foreign Lender's failure to comply with 2.16(e).

         "FAMILY GROUP" means, for any individual, such individual's estate, spouse, ancestors and descendants of grandparents (in each case, whether natural, by marriage or adopted) and any trust solely for the benefit of such individual or such individual's spouse, ancestors and descendants of grandparents (in each case, whether natural, by marriage or adopted).

         "FEDERAL FUNDS EFFECTIVE RATE" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

         "FINANCIAL OFFICER", of any Person, means the chief financial officer, principal accounting officer, treasurer or controller of such Person.

         "FOREIGN LENDER" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

         "FOREIGN SUBSIDIARY" means any Subsidiary, other than Cremascoli Holdings and its subsidiaries, that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

         "FRENCH LENDER" means Chase Manhattan Bank, Paris Branch, in its capacity as Local Agent and Initial Lender under the Cremascoli Credit Agreement. Following the assignment (if any) of Cremascoli Loans by the French Lender, the term "French Lender" shall mean, as the context requires, either the "Required Lenders" or the "Local Agent" as such terms are defined in the Cremascoli Credit Agreement.

         "GAAP" means generally accepted accounting principles in the United States of America.

         "GOVERNMENTAL AUTHORITY" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "GUARANTEE" of or by any Person (the "GUARANTOR") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any

Indebtedness or other obligation of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; PROVIDED that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. For the purpose of determining compliance with Sections 6.01(a)(iv) and 6.04(e), the liability of any guarantor with respect to any Guarantee of Indebtedness shall be the lesser of (i) the stated amount of such Indebtedness (PLUS any interest, fees and expenses to the extent not paid when due) and (ii) the maximum amount of liability of the guarantor permitted by the terms of such Guarantee.

         "GUARANTEE AGREEMENTS" means the Parent Guarantee Agreement and the Subsidiary Guarantee Agreement.

         "HAZARDOUS MATERIALS" means all explosive or radioactive substances or wastes and all substances or wastes of any nature that are regulated, restricted or subject to any prohibition by, under or pursuant to any Environmental Law as a "hazardous waste", "hazardous substance", "toxic pollutant", "special waste", "dangerous waste", "infectious waste", "medical waste", "hazardous air pollutant", "hazardous water pollutant", specifically including any pesticide, petroleum or petroleum distillate, asbestos or asbestos-containing materials, polychlorinated biphenyls and radon gas.

         "HEDGING AGREEMENT" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

         "HOLDINGS" means Wright Acquisition Holdings, Inc., a Delaware corporation.

         "INDEBTEDNESS" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (it being understood that the amount of such Indebtedness shall be deemed to be the lesser of (x) the stated amount of such Indebtedness and (y) the fair market value of the assets subject to such Lien), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

         "INDEMNIFIED TAXES" means Taxes other than Excluded Taxes.

         "INDEMNITY, SUBROGATION AND CONTRIBUTION AGREEMENT" means the Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit D, among the Borrower, the Subsidiary Loan Parties and the Collateral Agent.

         "INFORMATION MEMORANDUM" means, collectively, the Confidential Information Memorandum dated October 1999 relating to the Borrower and the WMT Transactions and the Confidential Information Memorandum dated November 1999 relating to the Borrower and the Cremascoli Transactions.

         "INTEREST ELECTION REQUEST" means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.06.

         "INTEREST PAYMENT DATE" means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

         "INTEREST PERIOD" means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; PROVIDED, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

         "INVESTOR CAPITAL" means the Net Proceeds to Holdings from (a) all Investor Equity Contributions and (b) the issuance of Investor Subordinated Debt.

         "INVESTOR EQUITY CONTRIBUTION" means any cash contribution (other than the WMT Equity Financing or the Cremascoli Equity Financing) by the Permitted Investors to Holdings in exchange for capital stock (other than Redeemable Preferred Stock or any other capital stock that, by its terms, requires the payment of dividends in cash) of Holdings.

         "INVESTOR SUBORDINATED DEBT" means any Indebtedness of Holdings issued to the Permitted Investors, which Indebtedness shall be subordinated to the obligations of the Borrower and Holdings under any Loan Document on terms satisfactory to the Required Lenders (including that the stated maturity or redemption date of any such Investor Subordinated Debt shall not occur before the date that is one year after the final maturity of any Loan and that no portion of any such Investor Subordinated Debt shall be subject to mandatory cash payments of any kind (whether of principal, cash interest or otherwise) while any obligations of the Borrower hereunder are outstanding).

         "ISSUING BANK" means The Chase Manhattan Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(c). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

         "ITALIAN RECEIVABLES SUBSIDIARY" means any subsidiary of Cremascoli organized under the laws of the Republic of Italy.

         "ITALIAN RECEIVABLES PROGRAM" means the sale of accounts receivable by the Italian Receivables Subsidiary in a manner and scale consistent with past practice and any amendment, modification or replacement of such program; PROVIDED that any such amendment, modification or replacement shall not be materially adverse to the interests of the Lenders and shall also be subject to the prior written approval of the Administrative Agent.

         "LC DISBURSEMENT" means a Trade LC Disbursement or a Standby LC Disbursement.

         "LENDERS" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

         "LETTER OF CREDIT" means any Trade Letter of Credit or Standby Letter of Credit.

         "LEVERAGE RATIO" means, on any date, the ratio of (a) Total Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of Holdings most recently ended on or prior to such date.

         "LIBO RATE" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO RATE" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

         "LIEN" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

         "LOAN DOCUMENTS" means the WMT Loan Documents and, following the Cremascoli Acquisition, the Cremascoli Loan Documents.

         "LOAN PARTIES" means the WMT Loan Parties and, following the Cremascoli Acquisition, the Cremascoli Loan Parties.

         "LOANS" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

         "MANAGEMENT INVESTORS" means each of the following individuals and such individual's Family Group: Thomas M. Patton, Gregory K. Butler, Jack E. Parr, Carl M. Stamp, James T. Hook, Robert W. Churinetz, Karen L. Harris, Joyce B. Jones and Michael E. Kaufman.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect, after taking into account any applicable insurance and any applicable indemnification (to the extent the provider of such insurance or indemnification has the financial ability to support its obligations with respect thereto and is not disputing or refusing to acknowledge such obligations), on (a) the business, operations, property, condition (financial or otherwise) or prospects of Holdings, the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any of their material obligations under the Loan Documents or
(c) the rights of or benefits available to the Lenders or the French Lender under the Loan Documents taken as a whole. Failure to close the Cremascoli Acquisition shall not be deemed to be, or result in, a Material Adverse Effect.

         "MATERIAL INDEBTEDNESS" means Indebtedness (other than the Loans, Letters of Credit and the WMT Existing Notes), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrower and the Subsidiaries in an aggregate principal amount exceeding $2,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of Holdings, the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

         "MOODY'S" means Moody's Investors Service, Inc.

         "MORTGAGE" means a mortgage, deed of trust, assignment of leases and rents or other security document, substantially in the form of Exhibit E, granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent.

         "MORTGAGED PROPERTY" means, initially, each parcel of real property and the improvements thereto owned or, to the extent specified by the Administrative Agent, leased by a WMT Loan Party on the Effective Date, and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12 or 5.13.

         "MULTIEMPLOYER PLAN" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

         "NET PROCEEDS" means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses (including appraisals, and legal, title and recording tax expenses and commissions) paid by Holdings, the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale or other disposition of an asset (including pursuant to a casualty or condemnation), the amount of all payments required to be made by Holdings, the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (iii) the amount of all taxes (including sales and value added taxes and including taxes payable in connection with the transfer of funds to Holdings, the Borrower or any of the Subsidiaries in connection with a prepayment pursuant to this Agreement) paid (or reasonably estimated to be payable) by Holdings, the Borrower and the Subsidiaries, and (iv) the amount of any reserves (whether or not contained in an escrow or other similar arrangements) established by Holdings, the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower).

         "NET WORKING CAPITAL" means, at any date, (a) the sum of (i) accounts receivable and (ii) inventory (including finished goods, work in process and raw materials and supplies, but excluding any applicable inventory reserves) of the Borrower and the Subsidiaries as of such date MINUS (b) accounts payable of the Borrower and the Subsidiaries as of such date, all determined on a consolidated basis in accordance with GAAP. Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

         "OBLIGATIONS" has the meaning assigned to such term in the Security Agreement.

         "OTHER TAXES" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any WMT Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any WMT Loan Document; PROVIDED, HOWEVER, in no event shall the term "Other Taxes" include Excluded Taxes.

         "PARENT GUARANTEE AGREEMENT" means the Parent Guarantee Agreement, substantially in the form of Exhibit F, made by Holdings in favor of the Collateral Agent for the benefit of the Secured Parties.

         "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

         "PERFECTION CERTIFICATE" means a certificate in the form of Annex 1 to the Security Agreement or any other form approved by the Collateral Agent.

         "PERMITTED ENCUMBRANCES" means:

                  (a) Liens imposed by law for taxes, assessments and other governmental charges that are not yet due or, if due, are (i) not delinquent or (ii) are being contested in compliance with Section 5.05;

                  (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or are being contested in compliance with
         Section 5.05;

                  (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations (or to obtain letters of credit for the foregoing purposes);

                  (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

                  (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

                  (f) easements, licenses, covenants, zoning and building restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

                  (g) liens arising by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution;

PROVIDED that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness (other than a lien specified in paragraph (g) of this definition).

                  "PERMITTED INVESTORS" means the Sponsor and its Affiliates, the Co-Investor, the Continuing Shareholders, the Management Investors and, following the Cremascoli Acquisition, the Cremascoli Management Investors.

                  "PERMITTED INVESTMENTS" means:

                  (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

                  (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

                  (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

                  (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

                  (e) shares of money market mutual or similar funds having assets in excess of $500,000,000 and which invest substantially all of their assets in investments satisfying the requirements of clauses (a) through (d) of this definition.

         "PERSON" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

         "PLAN" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

         "PLEDGE AGREEMENT" means the Pledge Agreement, substantially in the form of Exhibit G, among Holdings, the Borrower, the Subsidiary Loan Parties and the Collateral Agent for the benefit of the Secured Parties.

         "PREPAYMENT EVENT" means:

                  (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of Holdings, the Borrower or any Subsidiary, other than dispositions permitted under Section 6.05;

                  (b) any issuance by Holdings, the Borrower or any Subsidiary of any equity interest in Holdings, the Borrower or any Subsidiary or the receipt by Holdings, the Borrower or any Subsidiary of any capital contribution, in each case, after the Effective Date, other than (i) any such issuance of equity interests to, or receipt of any such capital contribution from, Holdings, the Borrower or a Subsidiary, (ii) any issuance of directors' qualifying shares, (iii) Investor Equity Contributions, (iv) the Cremascoli Equity Financing and (v) other issuances by Holdings of its common stock or Preferred Stock resulting in aggregate Net Proceeds not exceeding $1,000,000 during any fiscal year of Holdings;

                  (c) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Holdings, the Borrower or any Subsidiary, but only to the extent that the Net Proceeds therefrom have not been applied to acquire other Productive Assets within 270 days after such event; or

                  (d) the incurrence by Holdings, the Borrower or any Subsidiary of any Indebtedness of the type described in clause (a) or (b) of the definition thereof, other than Indebtedness permitted by Section 6.01.

         "PRIME RATE" means the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

         "PRODUCTIVE ASSETS" means assets of a kind used or usable by the Borrower and the Subsidiaries in the Borrower's business or any Related Business.

         "PUBLIC EQUITY OFFERING" means an underwritten primary public offering of the common stock of Holdings pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended (whether alone or in conjunction with a secondary public offering).

         "REDEEMABLE PREFERRED STOCK" means preferred stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the Term Maturity Date; PROVIDED that preferred stock that is redeemable at the option of the holder in connection with a change of control or a sale of substantially all of the issuer's assets shall not, solely by virtue of such provisions, be deemed to be "Redeemable Preferred Stock".

         "REGISTER" has the meaning set forth in Section 9.04.

         "RELATED BUSINESS" means any business which is the same as or related, ancillary or complimentary to the business of Holdings, the Borrower or any Subsidiary on the Effective Date or, following the Cremascoli Acquisition, Cremascoli and its subsidiaries on the Standby LC Issuance Date, as reasonably determined by the board of directors of Holdings or the Borrower.

         "RELATED PARTIES" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person's Affiliates.

         "REQUIRED LENDERS" means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing at least a majority of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at such time.

         "RESTRICTED PAYMENT" means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of Holdings, the

Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any such shares of capital stock of Holdings, the Borrower or any Subsidiary or any option, warrant or other right to acquire any such shares of capital stock of Holdings, the Borrower or any Subsidiary.

         "REVOLVING AVAILABILITY PERIOD" means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

         "REVOLVING COMMITMENT" means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Trade Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to
Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders' Revolving Commitments is $5,000,000.

         "REVOLVING EXPOSURE" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its Trade LC Exposure at such time.

         "REVOLVING LENDER" means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

         "REVOLVING LOAN" means a Loan made pursuant to clause (b) of Section 2.01.

         "REVOLVING MATURITY DATE" means December 7, 2005.

         "S&P" means Standard & Poor's Rating Service.

         "SECURED PARTIES" has the meaning assigned to such term in the Security Agreement.

         "SECURITY AGREEMENT" means the Security Agreement, substantially in the form of Exhibit H, among Holdings, the Borrower, the Subsidiary Loan Parties and the Collateral Agent for the benefit of the Secured Parties.

         "PREFERRED STOCK" means the Series A Preferred Stock and Series B Preferred Stock of Holdings as defined in Holdings' Certificate of Incorporation as in effect on the Effective Date and filed with the Secretary of State for the State of Delaware.

         "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "Significant Subsidiary" of Holdings within the meaning of Rule 1-02 under Regulation S-X promulgated by the U.S. Securities and Exchange Commission, as in effect on the Effective Date.

         "SPONSOR" means Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership and any successor thereto.

         "SPOT EXCHANGE RATE" means, on any day, the spot rate at which dollars are offered on such day for euro as such rate appears on applicable page of the Telerate Service at approximately 11:00 a.m., London time (and if such spot rate is not available on the Telerate Service, such spot rate as quoted by Chase Manhattan International Limited at approximately 11:00 a.m., London time).

         "STANDBY LC AVAILABILITY PERIOD" means the period from and including the Standby LC Issuance Date to but excluding the earlier of the Standby LC Maturity Date and the date of termination of the Standby LC Commitments.

         "STANDBY LC COMMITMENT" means, with respect to each Lender, the commitment, if any, of such Lender to acquire participations in Standby Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Standby LC Exposure hereunder, as such commitment may be
(a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Standby LC Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Standby LC Commitment, as applicable. The initial aggregate amount of the Lenders' Standby LC Commitments is $25,000,000.

         "STANDBY LC DISBURSEMENT" means a payment made by the Issuing Bank pursuant to a Standby Letter of Credit.

         "STANDBY LC EXPOSURE" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Standby Letters of Credit at such time PLUS
(b) the aggregate amount of all Standby LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The Standby LC Exposure of any Standby LC Lender at any time shall be its Applicable Standby LC Percentage of the total Standby LC Exposure at such time.

         "STANDBY LC ISSUANCE DATE" means the date on which the conditions specified in Section 4.03 are satisfied (or waived in accordance with Section 9.02).

         "STANDBY LC LENDER" means a Lender with a Standby LC Commitment or, if the Standby LC Commitments have terminated or expired, a Lender with Standby LC Exposure.

         "STANDBY LC MATURITY DATE" means November 27, 2005.

         "STANDBY LETTER OF CREDIT" means any letter of credit issued pursuant to Section 2.04(b).

         "STATUTORY RESERVE RATE" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one MINUS the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

         "STOCKHOLDERS AGREEMENT" means the Stockholders Agreement dated as of the Effective Date, among Holdings and the various Permitted Investors, as such agreement may be amended from time to time in accordance with the terms thereof and this Agreement.

         "SUBSIDIARY" means, with respect to any Person (the "PARENT") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

         "SUBSIDIARY" means any subsidiary of the Borrower.

         "SUBSIDIARY GUARANTEE AGREEMENT" means the Subsidiary Guarantee Agreement, substantially in the form of Exhibit I, made by the Subsidiary Loan Parties in favor of the Collateral Agent for the benefit of the Secured Parties.

         "SUBSIDIARY LOAN PARTY" means any Subsidiary that is not (a) a Foreign Subsidiary, (b) Cremascoli Holdings or (c) a subsidiary of Cremascoli Holdings.

         "SYNDICATION AGENT" means Bank of America, N.A., a national banking association.

         "TAXES" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

         "TERM AVAILABILITY PERIOD" means the period from and including the Effective Date to and including the Business Day next following the date that is 34 days after the Effective Date.

         "TERM COMMITMENT" means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Term Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Commitment, as applicable. The initial aggregate amount of the Lenders' Term Commitments is $60,000,000.

         "TERM FUNDING DATE" means the date on which the conditions specified in
Section 4.02 are satisfied (or waived in accordance with Section 9.02).

         "TERM LENDER" means a Lender with a Term Commitment or an outstanding Term Loan.

         "TERM LOAN" means a Loan made pursuant to clause (a) of Section 2.01.

         "TERM MATURITY DATE" means December 7, 2005.

         "TOTAL DEBT" means, as of any date of determination, without duplication, the aggregate principal amount of Indebtedness (other than any Investor Subordinated Debt) of Holdings, the Borrower and the Subsidiaries outstanding as of such date, determined on a consolidated basis in accordance with GAAP (other than Indebtedness of the type referred to in clause (h) or (i) of the definition of the term "Indebtedness", except to the extent of any unreimbursed drawings thereunder). Total Debt shall not include the aggregate undrawn amount of any outstanding Standby Letter of Credit.

         "TRADE LC DISBURSEMENT" means a payment made by the Issuing Bank pursuant to a Trade Letter of Credit.

         "TRADE LC EXPOSURE" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Trade Letters of Credit at such time PLUS (b) the aggregate amount of all Trade LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The Trade LC Exposure of any Revolving Lender at any time shall be its Applicable Trade LC Percentage of the total Trade LC Exposure at such time.

         "TRADE LETTER OF CREDIT" means any letter of credit issued pursuant to
Section 2.04(a).

         "TRANSACTIONS" shall mean the Cremascoli Transactions and the WMT Transactions.

         "TYPE", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

         "WAC" means Wright Acquisition Corp., Inc., a Delaware corporation.

         "WITHDRAWAL LIABILITY" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

         "WMT COLLATERAL" means any and all "Collateral" as defined in any applicable WMT Security Document.

         "WMT EQUITY FINANCING" means (a) the contribution by the Permitted Investors to Holdings of an aggregate amount of not less than $65,000,000 in cash in exchange for the issuance to the Permitted Investors of common stock of Holdings, Preferred Stock and Investor Subordinated Debt and (b) the contribution by Holdings to WAC of (i) an aggregate amount of not less than $65,000,000 in cash and (ii) 167 shares of common stock of Holdings and 1,840,000 shares of Preferred Stock in exchange for the issuance to Holdings of all the outstanding capital stock of WAC.

         "WMT EXISTING CREDIT AGREEMENT" means the Credit Agreement dated as of September 13, 1996, as amended, between the Borrower and Sanwa Business Credit Corporation.

         "WMT EXISTING DEBT" means the WMT Existing Notes and the Indebtedness outstanding under the WMT Existing Credit Agreement.

         "WMT EXISTING NOTES" means the Borrower's 11-3/4% Senior Secured Step-Up Notes due 2000.

         "WMT FINANCING TRANSACTIONS" means the execution, delivery and performance by each WMT Loan Party of the WMT Loan Documents to which it is to be a party and the borrowing of Loans and the use of the proceeds thereof.

         "WMT LOAN DOCUMENTS" means this Agreement, the Guarantee Agreements, the Indemnity, Subrogation and Contribution Agreement and, following execution and delivery to the Collateral Agent, the WMT Security Documents.

         "WMT LOAN PARTIES" means Holdings, the Borrower and the Subsidiary Loan Parties.

         "WMT MERGER" means the merger of WAC with and into the Borrower pursuant to, and upon the terms and conditions specified in, the WMT Merger Agreement.

         "WMT MERGER AGREEMENT" means the Agreement and Plan of Merger dated as of September 10, 1999, as amended as of October 15, 1999, and as amended and restated as of December 7, 1999, among Holdings, the Borrower, the Sponsor and WAC, as such agreement may be amended from time to time in accordance with the terms thereof and this Agreement.

         "WMT MERGER DOCUMENTS" means the WMT Merger Agreement and each other agreement or instrument entered into by Holdings, the Borrower, the Sponsor, WAC or any Affiliate of any of the foregoing to effectuate the WMT Merger Agreement.

         "WMT MERGER PAYMENTS" means (a) the payment of not more than $600,000 in the aggregate to holders of the Borrower's pre-WMT Merger class A common and preferred stock, (b) the payment of not more than $800,000 in the aggregate to management of the Borrower and (c) the payment of not more than $8,600,000 in the aggregate to holders of the Borrower's pre-WMT Merger class B and C preferred stock.

         "WMT SECURITY DOCUMENTS" means the Security Agreement, the Pledge Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

         "WMT TRANSACTIONS" means the WMT Merger, the WMT Equity Financing and the WMT Financing Transactions.

         SECTION 1.02. CLASSIFICATION OF LOANS AND BORROWINGS. For purposes of this Agreement, Loans may be classified and referred to by Class (E.G., a "Revolving Loan") or by Type (E.G., a "Eurodollar Loan") or by Class and Type (E.G., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (E.G., a "Revolving Borrowing") or by Type (E.G., a "Eurodollar Borrowing") or by Class and Type (E.G., a "Eurodollar Revolving Borrowing").

         SECTION 1.03. TERMS GENERALLY. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

         SECTION 1.04. ACCOUNTING TERMS; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; PROVIDED that, if the Borrower notifies the Administrative Agent that the Borrower and Holdings request an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

         SECTION 1.05. FOREIGN CURRENCY TRANSLATION. Except as otherwise provided for herein, on each date that the calculation of the U.S. dollar equivalent of the Cremascoli Loans or the Cremascoli Borrowings is required under any Loan Document, the Administrative Agent shall determine the Spot Exchange Rate to be used for such conversion, and the Administrative Agent's determination of such Spot Exchange Rate shall be binding on all parties hereto, absent manifest error.

                                   ARTICLE II

                                   THE CREDITS

         SECTION 2.01. COMMITMENTS. Subject to the terms and conditions set forth herein, each Lender agrees, severally and not jointly, (a) to make a Term Loan to the Borrower on a single day during the Term Availability Period in a principal amount not exceeding its Term Commitment, (b) to make Revolving Loans to the Borrower and to acquire participations in Trade Letters of Credit issued hereunder from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender's Revolving Exposure exceeding such Lender's Revolving Commitment and/or (c) to acquire participations in Standby Letters of Credit issued hereunder from time to time during the Standby LC Availability Period in an aggregate amount that will not result in such Lender's Standby LC Exposure exceeding such Lender's Standby LC Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid in respect of Term Loans may not be reborrowed.

         SECTION 2.02. LOANS AND BORROWINGS. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; PROVIDED that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

         (b) Subject to Section 2.13, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; PROVIDED that the Administrative Agent may, in its sole discretion, require that all Borrowings made on the Term Funding Date, if such date is also the Effective Date, be ABR Borrowings. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; PROVIDED that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

         (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than $250,000 and in integral multiples of $50,000; PROVIDED that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of a Trade LC Disbursement as contemplated by Section 2.04(a)(iv). Borrowings of more than one Type and Class may be outstanding at the same time; PROVIDED that there shall not at any time be more than a total of six Eurodollar Borrowings outstanding.

         (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or Term Maturity Date, as applicable.

         SECTION 2.03. REQUESTS FOR BORROWINGS. To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

                  (i) whether the requested Borrowing is to be a Revolving Borrowing or Term Borrowing;

                  (ii) the aggregate amount of such Borrowing;

                  (iii) the date of such Borrowing, which shall be a Business
         Day;

                  (iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

                  (v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

                  (vi) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

         SECTION 2.04. LETTERS OF CREDIT.

         (a) TRADE LETTERS OF CREDIT. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Trade Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Trade Letter of Credit, the terms and conditions of this Agreement shall control. Each Trade Letter of Credit is subject to the following terms and conditions:

                  (i) NOTICE OF ISSUANCE, AMENDMENT, RENEWAL, EXTENSION; CERTAIN CONDITIONS. To request the issuance of a Trade Letter of Credit (or the amendment, renewal or extension of an outstanding Trade Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Trade Letter of Credit, or identifying the Trade Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Trade Letter of Credit is to expire (which shall comply with paragraph (a)(ii) of this Section), the amount of such Trade Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Trade Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Trade Letter of Credit. The Issuing Bank agrees that such terms and conditions shall not contain any financial or operating covenants or require any Lien not otherwise contemplated by this Agreement. A Trade Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Trade Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (A) the Trade LC Exposure shall not exceed $2,500,000 and (B) the total Revolving Exposures shall not exceed the total Revolving Commitments.

                  (ii) EXPIRATION DATE. Each Trade Letter of Credit shall expire at or prior to the close of business on the earliest of (A) the date one year after the date of the issuance of such Trade Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), (B) the expiry date of such Trade Letter of Credit and (C) the date that is five Business Days prior to the Revolving Maturity Date.

                  (iii) PARTICIPATIONS. By the issuance of a Trade Letter of Credit (or an amendment to a Trade Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Trade Letter of Credit equal to such Lender's Applicable Trade LC Percentage of the aggregate amount available to be drawn under such Trade Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Trade LC Percentage of each Trade LC
         Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (a)(iv) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Trade Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Trade Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

                  (iv) REIMBURSEMENT. If the Issuing Bank shall make any Trade LC Disbursement in respect of a Trade Letter of Credit, the Borrower shall reimburse such Trade LC Disbursement by paying to the Administrative Agent an amount equal to such Trade LC Disbursement not later than 12:00 noon, New York City time, on the Business Day that the Borrower receives notice of such Trade LC Disbursement, if such notice is received prior to

         10:00 a.m., New York City time, or the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; PROVIDED that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable Trade LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Trade LC Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Trade LC Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, MUTATIS MUTANDIS, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any Trade LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such Trade LC Disbursement.

                  (v) OBLIGATIONS ABSOLUTE. The Borrower's obligation to reimburse Trade LC Disbursements as provided in paragraph (a)(iv) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (A) any lack of validity or enforceability of any Trade Letter of Credit or this Agreement, or any term or provision therein, (B) any draft or other document presented under a Trade Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (C) payment by the Issuing Bank under a Trade Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Trade Letter of Credit, or (D) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Bank or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Trade Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Trade Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; PROVIDED that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Trade Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Trade Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Trade Letter of Credit.

                  (vi) DISBURSEMENT PROCEDURES. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Trade Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make a Trade LC Disbursement thereunder; PROVIDED that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such Trade LC Disbursement.

                  (vii) INTERIM INTEREST. If the Issuing Bank shall make any Trade LC Disbursement, then, unless the Borrower shall reimburse such Trade LC Disbursement in full on the date such Trade LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Trade LC Disbursement is made to but excluding the date that the Borrower reimburses such Trade LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; PROVIDED that, if the Borrower fails to reimburse such Trade LC Disbursement when due pursuant to paragraph
         (a)(iv) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (a)(iv) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

                  (viii) CASH COLLATERALIZATION. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with Trade LC Exposure representing greater than 50% of the total Trade LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the Trade LC Exposure as of such date PLUS any accrued and unpaid fees and interest thereon; PROVIDED that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or Holdings described in clause (h) or (i) of Article VII. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for Trade LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Trade LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with Trade LC Exposure representing greater than 50% of the total Trade LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

         (b) STANDBY LETTERS OF CREDIT. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Standby Letters of Credit for its own account for the benefit of the French Lender at any time and from time to time during the Standby LC Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Standby Letter of Credit, the terms and conditions of this Agreement shall control. Each Standby Letter of Credit is subject to the following terms and conditions:

                  (i) NOTICE OF ISSUANCE, AMENDMENT, RENEWAL, EXTENSION; CERTAIN CONDITIONS. To request the issuance of a Standby Letter of Credit (or the amendment, renewal or extension of an outstanding Standby Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank, the Administrative Agent and the French Lender (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice (A) requesting the issuance of a Standby Letter of Credit, or identifying the Standby Letter of Credit to be amended, renewed or extended, and
         (B) specifying (1) the date of issuance, amendment, renewal or extension (which shall be a Business Day) and (2) the date on which such Standby Letter of Credit is to expire (which shall comply with paragraph (b)(ii) of this Section). Any Standby Letter of Credit issued hereunder shall be substantially in the form of Exhibit J, or such other form as the Issuing Bank, the Administrative Agent, the French Lender and the Borrower agree. A Standby Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Standby Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the Standby LC Exposure shall not exceed the Standby LC Commitments.

                  (ii) EXPIRATION DATE. Each Standby Letter of Credit shall expire at or prior to the close of business on the earliest of (A) the expiry date of such Standby Letter of Credit and (B) the date that is three Business Days prior to the Standby LC Maturity Date.

                  (iii) PARTICIPATIONS. By the issuance of a Standby Letter of Credit (or an amendment to a Standby Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Standby LC Lender, and each Standby LC Lender hereby acquires from the Issuing Bank, a participation in such Standby Letter of Credit equal to such Lender's Applicable Standby LC Percentage of the aggregate amount available to be drawn under such Standby Letter of Credit. In consideration and in furtherance of the foregoing, each Standby LC Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Standby LC Percentage of each Standby LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (b)(iv) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Standby Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Standby Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

                  (iv) REIMBURSEMENT. If the Issuing Bank shall make any Standby LC Disbursement in respect of a Standby Letter of Credit, the Borrower shall reimburse such Standby LC Disbursement by paying to the Administrative Agent an amount equal to such Standby LC Disbursement not later than 12:00 noon, New York City time, on the Business Day that the Borrower receives notice of such Standby LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Standby LC Lender of the applicable Standby LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Standby LC Percentage thereof. Promptly following receipt of such notice, each Standby LC Lender shall pay to the Administrative Agent its Applicable Standby LC Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, MUTATIS MUTANDIS, to the payment obligations of the Standby LC Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Standby LC Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Standby LC Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Standby LC Lender pursuant to this paragraph to reimburse the Issuing Bank for any Standby LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to immediately reimburse such Standby LC Disbursement.

                  (v) OBLIGATIONS ABSOLUTE. The Borrower's obligation to reimburse Standby LC Disbursements as provided in paragraph (b)(iv) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (A) any lack of validity or enforceability of any Standby Letter of Credit or this Agreement, or any term or provision therein, (B) any draft or other document presented under a Standby Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (C) payment by the Issuing Bank under a Standby Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Standby Letter of Credit, or (D) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Bank, the French Lender or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Standby Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Standby Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; PROVIDED that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Standby Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Standby Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Standby Letter of Credit.

                  (vi) SUBROGATION. Pursuant to, and subject to the terms and conditions of, the Cremascoli Loan Documents, in the event that any obligation of any Cremascoli Loan Party under any Cremascoli Loan Document is paid or satisfied with the proceeds of a Standby LC Disbursement, the Lenders will be subrogated to the rights of the French Lender under the Cremascoli Loan Documents to the extent, and not in excess of, such Standby LC Disbursement. The French Lender shall provide the Issuing Bank, for the benefit of the Lenders, with a letter of release in a form satisfactory to the Administrative Agent to effect such subrogation.

                  (vii) DISBURSEMENT PROCEDURES. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Standby Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent, the French Lender and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make a Standby LC Disbursement thereunder; PROVIDED that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Standby LC Lenders with respect to any such Standby LC Disbursement.

                  (viii) INTERIM INTEREST. If the Issuing Bank shall make any Standby LC Disbursement, then, unless the Borrower shall reimburse such Standby LC Disbursement in full on the date such Standby LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Standby LC Disbursement is made to but excluding the date that the Borrower reimburses such Standby LC Disbursement, at the rate per annum then applicable to Eurodollar Revolving Loans; PROVIDED that, if the Borrower fails to reimburse such Standby LC Disbursement when due pursuant to paragraph
         (b)(iv) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Standby LC Lender pursuant to paragraph (b)(iv) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

                  (ix) CASH COLLATERALIZATION. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Standby LC Lenders with Standby LC Exposure representing greater than 50% of the total Standby LC Exposure) demanding the deposit of cash collateral or prepayment of Cremascoli Loans pursuant to this paragraph, the Borrower either (A) shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the Standby LC Exposure as of such date PLUS any accrued and unpaid fees and interest thereon or (B) subject to any pro rata sharing requirements under this Agreement, prepay in full the principal of and interest on each Cremascoli Loan, pay all fees owing under the Cremascoli Credit Agreement and terminate all Cremascoli Commitments; PROVIDED that the obligations under this paragraph (b)(ix) shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Cremascoli, Cremascoli Holdings, the Borrower or Holdings described in clause (h) or (i) of Article VII. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for Standby LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Standby LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Standby LC Lenders with Standby LC Exposure representing greater than 50% of the total Standby LC Exposure), be applied to satisfy other obligations of the

         Borrower under this Agreement or obligations of Cremascoli under the Cremascoli Credit Agreement. If the Borrower provides an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

         (c) REPLACEMENT OF THE ISSUING BANK. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank, the French Lender and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b) and (c). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

         SECTION 2.05. FUNDING OF BORROWINGS. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; PROVIDED that ABR Revolving Loans made to finance the reimbursement of a Trade LC Disbursement as provided in Section 2.04(a)(iv) shall be remitted by the Administrative Agent to the Issuing Bank.

         (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at
(i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

         SECTION 2.06. INTEREST ELECTIONS. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

         (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

         (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and paragraph (f) of this Section:

                  (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

                  (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

                  (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

                  (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

         (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

         (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each

Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

         (f) A Borrowing of any Class may not be converted to or continued as a Eurodollar Borrowing if after giving effect thereto (i) the Interest Period therefor would commence before and end after a date on which any principal of the Loans of such Class is scheduled to be repaid and (ii) the sum of the aggregate principal amount of outstanding Eurodollar Borrowings of such Class with Interest Periods ending on or prior to such scheduled repayment date PLUS the aggregate principal amount of outstanding ABR Borrowings of such Class would be less than the aggregate principal amount of Loans of such Class required to be repaid on such scheduled repayment date.

         SECTION 2.07. TERMINATION AND REDUCTION OF COMMITMENTS. (a) Unless previously terminated, (i) the Term Commitments shall terminate at 5:00 p.m., New York City time, on the earlier of (x) the last day of the Term Availability Period and (y) the Term Funding Date, (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date and (iii) the Standby LC Commitments shall terminate on the Standby LC Maturity Date; PROVIDED, HOWEVER, that (A) the Revolving Commitments and the Standby LC Commitments shall terminate at 5:00 p.m., New York City time, on the last day of the Term Loan Availability Period if there are no outstanding Term Loans as of such date and (B) the Standby LC Commitments shall terminate at 5:00 p.m., New York City time, on January 31, 2000 if no Standby Letter of Credit has been issued by such date.

         (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; PROVIDED that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000, (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the Revolving Exposures would exceed the total Revolving Commitments and (iii) the Borrower shall not terminate or reduce the Standby LC Commitments if, after giving effect to such reductions, the Standby LC Exposure would exceed the total Standby LC Commitments.

         (c) The Standby LC Commitments shall be automatically reduced from time to time in an aggregate amount equal to the U.S. dollar equivalent of any payment or prepayment of principal of the Cremascoli Term Loans (including any scheduled payments and any mandatory or voluntary prepayments of such principal). For the purposes of determining the U.S. dollar equivalent of any such payment or prepayment of principal, an exchange rate of $1.00 to euro 1.00 shall be used.

         (d) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; PROVIDED that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

         SECTION 2.08. REPAYMENT OF LOANS; EVIDENCE OF DEBT. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.09.

         (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

         (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

         (d) The entries made in the accounts maintained pursuant to paragraph
(b) or (c) of this Section shall be PRIMA FACIE evidence of the existence and amounts of the obligations recorded therein; PROVIDED that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

         (e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

         SECTION 2.09. AMORTIZATION OF TERM LOANS. (a) Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Term Borrowings on each date set forth below in the aggregate principal amount equal to the amount set forth opposite such date:


DATE                                                             AMOUNT

June 30, 2000                                                $1,500,000
December 31, 2000                                            $1,500,000
June 30, 2001                                                $3,000,000
December 31, 2001                                            $3,000,000
June 30, 2002                                                $4,500,000
December 31, 2002                                            $4,500,000
June 30, 2003                                                $6,000,000
December 31, 2003                                            $6,000,000
June 30, 2004                                                $7,500,000
December 31, 2004                                            $7,500,000
June 30, 2005                                                $7,500,000
Term Maturity Date                                           $7,500,000

         (b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date.

         (c) Any prepayment of a Term Borrowing shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings to be made pursuant to this Section ratably; PROVIDED that any prepayment of a Term Borrowing made pursuant to Section 2.10(a) may be applied, at the Borrower's option, first, to reduce the scheduled repayments of the Term Borrowings to be made pursuant to this Section during the succeeding 12 months, in order of maturity, and, second, to reduce the remaining scheduled repayments of the Term Borrowings to be made pursuant to this Section ratably.

         (d) Prior to any repayment of any Term Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment; PROVIDED that each repayment of Term Borrowings shall be applied to repay any outstanding ABR Term Borrowings before any other Term Borrowings. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

         SECTION 2.10. PREPAYMENT OF LOANS. (a) Subject to the requirements of
Section 2.17(f), the Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

         (b) Subject to the requirements of Section 2.17(f), in the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower and/or Cremascoli shall, immediately after such Net Proceeds are received, prepay Term Borrowings and/or Cremascoli Term Borrowings in an aggregate amount equal to such Net Proceeds; PROVIDED that in the case of any issuance by Holdings of its common stock or Preferred Stock, any prepayment otherwise required by this Section 2.10(b) shall be limited to 50% of the Net Proceeds of such issuance.

         (c) Subject to the requirements of Section 2.17(f), following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2000, the Borrower and/or Cremascoli shall prepay Term Borrowings and/or Cremascoli Term Borrowings in an aggregate amount equal to 75% of Excess Cash Flow for such fiscal year; PROVIDED that such prepayment percentage shall reduce to 50% of Excess Cash Flow for any fiscal year in which, as of the last day of such fiscal year, (a) the aggregate outstanding principal amount of Term Loans and Cremascoli Term Loans does not exceed $40,000,000 or, following the Cremascoli Acquisition, $55,000,000 and (b) the Leverage Ratio is less than or equal to 2.00 to 1.00. Each prepayment pursuant to this paragraph shall be made on or before the date which is 95 days after the end of the fiscal year for which Excess Cash Flow is being calculated.

         (d) Subject to the requirements of paragraphs (b) and (c) of this Section, prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph
(e) of this Section; PROVIDED that each prepayment of Borrowings of any Class shall be applied to prepay ABR Borrowings of such Class before any other Borrowings of such Class.

         (e) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; PROVIDED that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

         (f) Any prepayment of Cremascoli Term Borrowings shall be made pursuant to, and in accordance with, the relevant provisions of the Cremascoli Credit Agreement.

         SECTION 2.11. FEES. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of each Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which each Commitment terminates, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and Trade LC Exposure of such Lender. For purposes of computing commitment fees with respect to Standby LC Commitments, a Standby LC Commitment of a Lender shall be deemed to be used to the extent of the Standby LC Exposure of such Lender.

         (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Trade Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurodollar Revolving Loans on the daily amount of such Lender's Trade LC Exposure (excluding any portion thereof attributable to unreimbursed Trade LC Disbursements) during the period from and including the Term Funding Date to but excluding the later of the date on which such Lender's Revolving Commitment terminates and the date on which such Lender ceases to have any Trade LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 1/4 of 1% per annum on the average daily amount of the Trade LC Exposure (excluding any portion thereof attributable to unreimbursed Trade LC Disbursements) during the period from and including the Term Funding Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any Trade LC Exposure, as well as the Issuing Bank's standard fees (other than fees payable as a percentage of the undrawn amount of the Trade Letter of Credit) with respect to the issuance, amendment, renewal or extension of any Trade Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Term Funding Date; PROVIDED that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

         (c) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Standby LC Lender a participation fee with respect to its participations in Standby Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurodollar Term Loans on the daily amount of such Lender's Standby LC Exposure (excluding any portion thereof attributable to unreimbursed Standby LC Disbursements) during the period from and including the Standby LC Issuance Date to but excluding the later of the date on which such Lender's Standby LC Commitment terminates and the date on which such Lender ceases to have any Standby LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 1/4 of 1% per annum on the average daily amount of the Standby LC Exposure (excluding any portion thereof attributable to unreimbursed Standby LC Disbursements) during the period from and including the Standby LC Issuance Date to but excluding the later of the date of termination of the Standby LC Commitments and the date on which there ceases to be any Standby LC Exposure, as well as the Issuing Bank's standard fees (other than fees payable as a percentage of the undrawn amount of the Standby Letter of Credit) with respect to the issuance, amendment, renewal or extension of any Standby Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Standby LC Issuance Date; PROVIDED that all such fees shall be payable on the date on which the Standby LC Commitments terminate and any such fees accruing after the date on which the Standby LC Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

         (d) The Borrower agrees to pay to the Agents, for their own respective accounts, the fees payable in the amounts and at the times separately agreed upon between the Borrower and the Agents.

         (e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

         SECTION 2.12. INTEREST. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate PLUS the Applicable Rate.

         (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing PLUS the Applicable Rate.

         (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% PLUS the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section and (ii) in the case of any other amount, 2% PLUS the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section; PROVIDED that any interest owed to any Lender in respect of a disbursement under any Standby Letter of Credit shall be reduced, but not below zero, by any amount received from time to time by such Lender pursuant to any right of subrogation in the Cremascoli Loans.

         (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; PROVIDED that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

         (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

         SECTION 2.13. ALTERNATE RATE OF INTEREST. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

                  (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

                  (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

         SECTION 2.14. INCREASED COSTS. (a) If any Change in Law shall:

                  (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

                  (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or main taining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; PROVIDED that any such increased cost attributable to Taxes shall be governed solely by Section 2.16 hereof.

         (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

         (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

         (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing

Bank's right to demand such compensation; PROVIDED that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; PROVIDED FURTHER that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

         SECTION 2.15. BREAK FUNDING PAYMENTS. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(e) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to
Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of the present value of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), LESS (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

         SECTION 2.16. TAXES. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other WMT Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; PROVIDED that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

         (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

         (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other WMT Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than any such penalties, interest and reasonable expenses to the extent resulting from the gross negligence or willful misconduct of the Administrative Agent, such Lender or the Issuing Bank), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate containing a summary calculation of the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

         (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent and which is customarily issued by the applicable Governmental Authority.

         (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, it being understood that a Foreign Lender claiming exemption from U.S. federal withholding tax under
Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest" may, for purposes of satisfying the foregoing requirement, deliver a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Lender delivers a Form W-8, a certificate representing that such Lender is not a "bank" for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)).

         (f) If the Administrative Agent or any Lender receives a refund solely in respect of Indemnified Taxes or Other Taxes, it shall pay over such refund to the Borrower to the extent that it has already received indemnity payments or additional amounts pursuant to this Section with respect to such Indemnified Taxes or Other Taxes giving rise to the refund, net of all reasonable out-of-pocket expenses and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); PROVIDED, HOWEVER, that the Borrower shall, upon request of the Administrative Agent or such Lender, repay such refund (plus penalties, interest or other charges imposed by the relevant Governmental Authority (other than any such penalties, interest or other charges to the extent resulting from the gross negligence or willful misconduct of the Administrative Agent, such Lender or the Issuing Bank)) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Nothing contained herein shall require the Administrative Agent or such Lender to make its tax returns (or any other information relating to its taxes which it deems confidential) available to the Borrower or any other person.

         (g) Any tax-related payments to, or indemnification of, the Lenders or the Cremascoli Lenders in respect of the Cremascoli Loans shall be governed by
Section 2.15 of the Cremascoli Credit Agreement and not by this Section 2.16.

         SECTION 2.17. PAYMENTS GENERALLY; PRO RATA TREATMENT; SHARING OF SET-OFFS. (a) The Borrower shall make each payment required to be made by it hereunder or under any other WMT Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other WMT Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any WMT Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each WMT Loan Document shall be made in dollars.

         (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied
(i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

         (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements; PROVIDED that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Holdings, the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

         (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

         (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(a)(iii) or (iv), 2.04(b)(iii) or (iv), 2.05(b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

         (f) Any funds to be used to prepay Term Borrowings and/or Cremascoli Term Borrowings pursuant to Section 2.10 or 2.04(b)(ix) shall first be allocated pro rata between the Term Borrowings and the Cremascoli Term Borrowings based upon the aggregate outstanding principal amount of the Term Borrowings and the Cremascoli Term Borrowings on the date of such prepayment. Notwithstanding the preceding sentence (but without reducing the aggregate amount of Term Borrowings or Cremascoli Term Borrowings to be prepaid pursuant to Section 2.10(b) or (c)), to the extent (i) any prepayment of Term Borrowings would require the transfer of funds (by dividend, repayment of intercompany Indebtedness or otherwise) to the Borrower from Cremascoli Holdings or any of its subsidiaries and (ii) no tax-efficient method of transfer (by dividend, repayment of intercompany Indebtedness or otherwise) exists to transfer such funds to the Borrower, the Borrower may elect to require Cremascoli to prepay Cremascoli Term Borrowings with any funds that would otherwise be used to prepay Term Borrowings.

         SECTION 2.18. MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS. (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, or to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

         (b) If any Lender defaults in its obligation to fund Loans hereunder, or if any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); PROVIDED that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld or delayed and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         Each of Holdings and the Borrower represents and warrants to the Lenders that:

         SECTION 3.01. ORGANIZATION; POWERS. Each of Holdings, the Borrower and the Subsidiaries is duly organized, validly existing and in good standing, if applicable, under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, if applicable, every jurisdiction where failure to maintain such qualification would result in a Material Adverse Effect.

         SECTION 3.02. AUTHORIZATION; ENFORCEABILITY. The Transactions to be entered into by each Loan Party are within such Loan Party's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

         SECTION 3.03. GOVERNMENTAL APPROVALS; NO CONFLICTS. (a) The WMT Transactions and the making of each Loan (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the WMT Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Holdings, the Borrower or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Holdings, the Borrower or any of the Subsidiaries or its assets (other than the indenture for the WMT Existing Notes), or give rise to a right thereunder to require any payment to be made by Holdings, the Borrower or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any of the Subsidiaries, except Liens created under the WMT Loan Documents.

         (b) On and after the Standby LC Issuance Date, the Cremascoli Transactions and the making of each Cremascoli Loan (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Cremascoli Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Holdings, the Borrower or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Holdings, the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by Holdings, the Borrower or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any of the Subsidiaries, except Liens created under the Cremascoli Loan Documents.

         SECTION 3.04. FINANCIAL CONDITION; NO MATERIAL ADVERSE CHANGE. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and the related consolidated statements of income, stockholders' equity and cash flows (i) as of and for the fiscal years ended December 31, 1996, December 31, 1997, and December 31, 1998, reported on by each of BDO Seidman, LLP, independent public accountants, and Arthur Andersen, independent public accountants, and (ii) as of and for each fiscal quarter of fiscal year 1999 ended prior to the Effective Date. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments.

         (b) The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and the related consolidated statements of income, stockholders' equity and cash flows for Cremascoli and its subsidiaries (i) as of and for the fiscal years ended December 31, 1997, and December 31, 1998, reported on by PricewaterhouseCoopers LLP (or a predecessor firm), independent public accountants, and (ii) as of and for each fiscal quarter of fiscal year 1999 ended prior to the Effective Date. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of Cremascoli as of such dates and for such periods in accordance with International Accounting Standards, subject to year-end audit adjustments.

         (c) Holdings has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of September 30, 1999, prepared giving effect to the Transactions (including the Cremascoli Transactions) as if the Transactions had occurred on such date (including (x) the repurchase of all outstanding WMT Existing Notes and the payment of any premium and accrued and unpaid interest thereon and (y) the making of the Term Loans contemplated hereby). Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions are believed as of the Effective Date by Holdings and the Borrower to be reasonable), (ii) is based on the best information available as of the Effective Date to Holdings and the Borrower after due inquiry, (iii) accurately reflects all adjustments necessary to give effect to the Transactions and (iv) presents fairly, in all material respects, the pro forma financial position of Holdings, the Borrower and the Subsidiaries (including Cremascoli and its subsidiaries) as of September 30, 1999, as if the Transactions had occurred on such date.

         (d) Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum and except for the Disclosed Matters, after giving effect to the Transactions, none of Holdings, the Borrower or the Subsidiaries has, as of the Effective Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

         (e) Except as disclosed on Schedule 3.04(e), since December 31, 1998, there has been no material adverse change in the business, operations, property, condition (financial or otherwise) or prospects of Holdings, the Borrower and the Subsidiaries, taken as a whole.

         SECTION 3.05. PROPERTIES. (a) Each of Holdings, the Borrower and the Subsidiar ies has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for Permitted Encumbrances and for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

         (b) Each of Holdings, the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Holdings, the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

         (c) Schedule 3.05 sets forth the address of each real property that is owned or leased by Holdings, the Borrower or any of the Subsidiaries as of the Effective Date after giving effect to the Transactions occurring on or before the Effective Date.

         (d) As of the Effective Date, neither Holdings, the Borrower nor any of the Subsidiaries has received notice of, or has actual knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

         SECTION 3.06. LITIGATION AND ENVIRONMENTAL MATTERS. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings, the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

         (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

         (c) Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

         SECTION 3.07. COMPLIANCE WITH LAWS AND AGREEMENTS. Each of Holdings, the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

         SECTION 3.08. INVESTMENT AND HOLDING COMPANY STATUS. None of Holdings, the Borrower or any of the Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

         SECTION 3.09. TAXES. Each of Holdings, the Borrower and the Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or
(b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

         SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not exceed by more than $500,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not exceed by more than $500,000 the fair market value of the assets of all such underfunded Plans.

         SECTION 3.11. DISCLOSURE. Each of Holdings and the Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which Holdings, the Borrower or any of the Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent, the French Lender or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; PROVIDED that, with respect to projected financial information, each of Holdings and the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that actual results may differ from projections.

         SECTION 3.12. SUBSIDIARIES. Schedule 3.12 sets forth the name of, jurisdiction of incorporation or organization and the ownership interest of Holdings in the Borrower and the Borrower in each Subsidiary as of the Effective Date.

         SECTION 3.13. INSURANCE. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of Holdings, the Borrower and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid when due and payable.

         SECTION 3.14. LABOR MATTERS. As of the Effective Date, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened. The hours worked by and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from Holdings, the Borrower or any Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary, except where any failure to make or accrue any such payment would not violate applicable law or result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.

         SECTION 3.15. SOLVENCY. Immediately after the consummation of the Transactions to occur on each of the Effective Date and the Term Funding Date and immediately following the making of each Loan or the issuance of each Letter of Credit, and after giving effect to the application of the proceeds of such Loans, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise;
(ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

         SECTION 3.16. WMT SECURITY DOCUMENTS. On and after the Term Funding
Date:

                  (a) The Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement) and, when the portion of the Collateral constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Collateral Agent, the Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Collateral, in each case prior and superior in right to any other Person.

                  (b) The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and, when financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate, to the extent that a security interest may be perfected under applicable law, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (other than any such Collateral in which a security interest may not be perfected under applicable law), in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by the Security Agreement.

                  (c) When the Security Agreement is filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, the security interest created thereunder shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the WMT Loan Parties in the Intellectual Property (as defined in the Security Agreement) to the extent that a security interest may be perfected under applicable law by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by the Security Agreement (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the WMT Loan Parties after the date hereof).

                  (d) Each Mortgage is effective to create, subject to the exceptions listed in each title insurance policy covering such Mortgage, in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the WMT Loan Parties' right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgage is filed in the offices specified on Schedule 3.16(d), such Mortgage shall constitute a Lien on, and security interest in, all right, title and interest of the WMT Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by such Mortgage.

         SECTION 3.17. MERGER AND ACQUISITION DOCUMENTS. The WMT Merger Agreement and the Cremascoli Acquisition Documents have been duly authorized, executed and delivered by each of the parties thereto and constitutes a legal, valid and binding obligation of each such party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. A true, correct and complete copy of the WMT Merger Agreement has been furnished to the Administrative Agent.

         SECTION 3.18. YEAR 2000 MATTERS. (a) Any reprogramming required to permit the proper functioning, in and following the year 2000, of (a) the mission-critical computer systems of Holdings, the Borrower and the Subsidiaries (other than Cremascoli and its subsidiaries) and (b) equipment containing embedded microchips which are material to the operation of the business of Holdings, the Borrower or any Subsidiary (other than Cremascoli and its subsidiaries) (including systems and equipment supplied by others), and the preliminary testing of all such systems and equipment, as so reprogrammed, has been completed in all material respects. The reasonably foreseeable consequences of year 2000 to Holdings, the Borrower and the Subsidiaries (other than Cremascoli and its subsidiaries) (including reprogramming errors and the failure of others' systems or equipment) could not reasonably be expected to result in an Event of Default or a Material Adverse Effect. The computer and management information systems of Holdings, the Borrower and the Subsidiaries (other than Cremascoli and its subsidiaries) are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient to permit Holdings, the Borrower and the Subsidiaries to conduct their respective businesses without a Material Adverse Effect.

         (b) Cremascoli and its subsidiaries have addressed the issue of the proper functioning of its mission-critical computers systems in and following the year 2000 by testing its mission-critical computers and equipment containing embedded microchips which are material to the operations of Cremascoli and its subsidiaries (including systems and equipment supplied by others) (the "CREMASCOLI COMPUTER SYSTEMS"). Management of Cremascoli and its subsidiaries reasonably believes that no further action is necessary to ensure that neither the performance nor the functionality of the Cremascoli Computer Systems are or will be affected by dates prior to, during or after the year 2000. The Cremascoli Computer Systems are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient to permit Cremascoli and its subsidiaries to conduct their respective businesses without a Material Adverse Effect.


                                   ARTICLE IV

                                   CONDITIONS

         SECTION 4.01. EFFECTIVE DATE. This Agreement and the Commitments of the Lenders shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

                  (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

                  (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Issuing Bank and the Lenders and dated the Effective Date) of Willkie Farr & Gallagher, counsel for Holdings and the Borrower, substantially in the form of Exhibit K-1. Holdings and the Borrower hereby request such counsel to deliver such opinion.

                  (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each WMT Loan Party, the authorization of the WMT Transactions and any other legal matters relating to the WMT Loan Parties, the WMT Loan Documents or the WMT Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

                  (d) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by any WMT Loan Party hereunder or under any other WMT Loan Document.

                  (e) WAC shall have received not less than $65,000,000 in cash from the WMT Equity Financing.

                  (f) All material consents and approvals required to be obtained from any Governmental Authority or other Person (other than holders of the WMT Existing Notes) in connection with the WMT Merger shall have been obtained, and all applicable waiting periods and appeal periods shall have expired, in each case without the imposition of any materially burdensome conditions and there shall be no action by or before any Governmental Authority, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the WMT Transactions or the other transactions contemplated hereby. The WMT Merger shall have been consummated in accordance with the WMT Merger Documents and applicable law, without any amendment to or waiver of any material terms or conditions of the WMT Merger Documents not approved by the Required Lenders. The Administrative Agent shall have received (or arrangements satisfactory to the Administrative Agent for such receipt shall have been made) copies of the WMT Merger Documents and all certificates, opinions and other documents delivered thereunder, certified by a Financial Officer of the Borrower as complete and correct.

                  (g) The Agents shall be reasonably satisfied with the arrangements for the retention of management of the Borrower, after giving effect to the WMT Transactions and the other transactions contemplated hereby.

                  (h) The Collateral Agent shall have received a counterpart of the Parent Guarantee Agreement signed on behalf of Holdings.

                  (i) The Lenders shall have received the pro forma balance sheet described in Section 3.04(c), and such pro forma consolidated balance sheet shall be consistent in all material respects with the forecasts and other information previously provided to the Lenders. The aggregate amount of fees and expenses (including underwriting discounts and commissions) payable or otherwise borne by Holdings, the Borrower and the Subsidiaries in connection with the WMT Transactions shall not exceed $5,000,000 (or if such fees and expenses exceed $5,000,000, an Investor Equity Contribution has been made equal to such excess).

                  (j) Except as disclosed on Schedule 3.04(e), since December 31, 1998, there has been no material adverse change in the business, operations, prospects or financial condition of Holdings, the Borrower and the Subsidiaries, taken as a whole.

                  (k) The representations and warranties of Holdings and the Borrower set forth in Article III shall be true and correct on and as of the Effective Date, and the Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of each of Holdings and the Borrower, confirming that such representations and warranties are true and correct on and as of such date.

                  (l) The Lenders shall have received a solvency letter from Valuation Research Corp., in form and substance reasonably satisfactory to the Lenders, as to the solvency of Holdings, the Borrower and the Subsidiaries on a consolidated basis after giving effect to the WMT Transactions (including (i) the repurchase of all outstanding WMT Existing Notes and the payment of any premium and accrued and unpaid interest thereon and (ii) the making of the Term Loans) contemplated hereby and the consummation of the other transactions contemplated hereby.

                  (m) After giving effect to the WMT Transactions and the other transactions contemplated hereby (other than the Cremascoli Transactions), neither Holdings, the Borrower nor any of the Subsidiaries shall have outstanding any shares of preferred stock or any Indebtedness, other than (i) Indebtedness incurred under the WMT Loan Documents, (ii) the Preferred Stock, (iii) not more than $30,000,000 of Investor Subordinated Debt, (iv) the WMT Existing Notes and (v) the Indebtedness listed on Schedule 6.01.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on December 23, 1999.

         SECTION 4.02. TERM CREDIT EVENT. The obligation of each Lender to make a Term Loan on the occasion of the Term Borrowing is subject to the satisfaction of the following conditions:

                  (a) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Issuing Bank and the Lenders and dated the Term Funding Date) of each of (i) Willkie Farr & Gallagher, counsel for Holdings and the Borrower, substantially in the form of Exhibit K-2, and (ii) local counsel in each jurisdiction where WMT Collateral (other than inventory in the possession of distributors) is located, substantially in the form of Exhibit L, and, in the case of each such opinion required by this paragraph, covering such other matters relating to the WMT Loan Parties, the WMT Loan Documents or the WMT Transactions as the Required Lenders shall reasonably request. Holdings and the Borrower hereby request such counsel to deliver such opinions.

                  (b) The representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.06(a)(ii), 3.11, 3.15, and 3.16 shall be true and correct on and as of the date of such Borrowing.

                  (c) No Event of Default shall have occurred and be continuing.

                  (d) The Administrative Agent shall have received a certificate, dated the Term Funding Date and signed by the President, a Vice President or a Financial Officer of each of Holdings and the Borrower, confirming compliance with the conditions specified in clauses (b) and (c) above.

                  (e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Term Funding Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by any WMT Loan Party hereunder or under any other WMT Loan Document.

                  (f) The Collateral Agent shall have received counterparts of the Pledge Agreement signed on behalf of Holdings, the Borrower and each Subsidiary Loan Party, together with stock certificates representing all the outstanding shares of capital stock of the Borrower and each Subsidiary owned by or on behalf of any WMT Loan Party as of the Term Funding Date after giving effect to the WMT Transactions (except that stock certificates representing shares of voting stock of Cremascoli Holdings or any directly owned Foreign Subsidiary may be limited to 65% of the outstanding shares of voting stock of Cremascoli Holdings or such Foreign Subsidiary), promissory notes evidencing all intercompany Indebtedness owed to any WMT Loan Party by Holdings, the Borrower or any Subsidiary as of the Term Funding Date after giving effect to the WMT Transactions and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates and promissory notes.

                  (g) The Collateral Agent shall have received counterparts of the Security Agreement signed on behalf of Holdings, the Borrower and each Subsidiary Loan Party, together with the following:

                           (i) all documents and instruments, including Uniform
                  Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreement; and

                           (ii) a completed Perfection Certificate dated the
                  Term Funding Date and signed by an executive officer or Financial Officer of each of Holdings and the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the WMT Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Collateral Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

                  (h) The Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property signed on behalf of the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company, insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by

         Section 6.02, together with such endorsements, coinsurance and reinsurance as the Collateral Agent or the Required Lenders may reasonably request, and (iii) such surveys, abstracts and appraisals as may be required pursuant to such Mortgages or as the Collateral Agent or the Required Lenders may reasonably request.

                  (i) The Administrative Agent shall have received evidence satisfactory to it that the insurance required by Section 5.07 is in effect.

                  (j) None of Holdings, the Borrower or any of the Subsidiaries shall have outstanding any shares of preferred stock or any Indebtedness except Indebtedness and preferred stock permitted under
         Section 6.01.

                  (k) The Administrative Agent shall have received written notice requesting a Term Borrowing as required by Section 2.03.

         SECTION 4.03. STANDBY LC CREDIT EVENT. The obligation of the Issuing Bank to issue the initial Standby Letter of Credit is subject to the satisfaction of the following conditions:

                  (a) The Administrative Agent shall have received revisions to Schedules 3.05, 3.12, 3.13 and 3.16(d), and such revisions shall be satisfactory in all material respect to the Administrative Agent.

                  (b) After giving effect to the revisions provided pursuant to clause (a) above, the representations and warranties of Holdings and the Borrower set forth in Article III shall be true and correct on and as of the Standby LC Issuance Date.

                  (c) No Default or Event of Default shall have occurred and be continuing.

                  (d) The Administrative Agent shall have received (i) a certificate, dated the Standby LC Issuance Date and signed by the President, a Vice President or a Financial Officer of each of Holdings and the Borrower, confirming compliance with the conditions specified in clauses (b) and (c) above and certifying the revisions provided pursuant to clause (a) above are true and correct as of the Standby LC Issuance Date and (ii) a solvency certificate, dated as of the Standby LC Issuance Date, from the chief financial officer of the Borrower, in form and substance reasonably satisfactory to the Lenders, as to the solvency of Holdings, the Borrower and the Subsidiaries on a consolidated basis after giving effect to the Cremascoli Transactions and the consummation of the other transactions contemplated hereby.

                  (e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Standby LC Issuance Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

                  (f) The Administrative Agent shall have received counterparts of the Cremascoli Credit Agreement signed on behalf of Cremascoli and the French Lender and all conditions to effectiveness of the Cremascoli Credit Agreement shall have been satisfied.

                  (g) The Administrative Agent and the Issuing Bank shall have received written notice requesting the issuance of a Standby Letter of Credit as required by Section 2.04(b)(i).

                  (h) Cremascoli Holdings shall have received not less than $32,420,000 in cash from the Cremascoli Equity Financing and contributed not less than $17,500,000 of such amount to Cremascoli.

                  (i) All material consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the Cremascoli Acquisition shall have been obtained, and all applicable waiting periods and appeal periods shall have expired, in each case without the imposition of any materially burdensome conditions and there shall be no action by or before any Governmental Authority, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Cremascoli Transactions or the other transactions contemplated hereby. The Cremascoli Transaction shall have been consummated in accordance with the Cremascoli Acquisition Documents and applicable law, without any amendment to or waiver of any material terms or conditions of the Cremascoli Acquisition Documents not approved by the Required Lenders. The Administrative Agent shall have received (or arrangements satisfactory to the Administrative Agent for such receipt shall have been made) copies of the Cremascoli Acquisition Documents and all certificates, opinions and other documents delivered thereunder, certified by a Financial Officer of the Borrower as complete and correct.

                  (j) The Agents shall be reasonably satisfied with the arrangements for the retention of management of Cremascoli, after giving effect to the Cremascoli Transactions and the other transactions contemplated hereby.

                  (k) The aggregate amount of fees and expenses (including underwriting discounts and commissions) payable or otherwise borne by Holdings, the Borrower and the Subsidiaries (including Cremascoli and its subsidiaries) in connection with the Cremascoli Transactions shall not exceed $2,500,000 (or if such fees and expenses exceed $2,500,000, Investor Equity Contributions have been made equal to the sum of any such excess plus the excess of any fees and expenses described in
         Section 4.01(i) over $5,000,000).

                  (l) Except as disclosed on Schedule 3.04(e), since December 31, 1998, there has been no material adverse change in the business, operations, prospects or financial condition of Holdings, the Borrower and the Subsidiaries (including Cremascoli and its subsidiaries), taken as a whole.

                  (m) None of Holdings, the Borrower or any of the Subsidiaries shall have outstanding any shares of preferred stock or any Indebtedness except Indebtedness and preferred stock permitted under
         Section 6.01.

         SECTION 4.04. OTHER CREDIT EVENTS. The obligation of each Lender to make a Revolving Loan on the occasion of any Revolving Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit (other than the initial issuance of the Standby Letter of Credit), is subject to the satisfaction of the following conditions:

                  (a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (other than those which expressly relate to a specified date).

                  (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

                  (c) All of the conditions listed in Section 4.02 shall have been satisfied (or waived in accordance with Section 9.02).

                  (d) The Administrative Agent shall have received notice requesting a Borrowing or the issuance of a Letter of Credit as required by Section 2.03, 2.04(a)(i) or 2.04(b)(i), as the case may be.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs
(a), (b) and (c) of this Section.


                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

         Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

         SECTION 5.01. FINANCIAL STATEMENTS AND OTHER INFORMATION. The Borrower will furnish to the Administrative Agent and each Lender:

                  (a) within 90 days (as soon as practicable, but in no event any later than 120 days, for fiscal year 1999) after the end of each fiscal year of Holdings, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, and setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP, or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings, the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

                  (b) within 45 days (as soon as practicable, but in no event any later than 60 days, for each fiscal quarter ended prior to October 1, 2000) after the end of each of the first three fiscal quarters of each fiscal year of Holdings, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, and setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of Holdings, the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

                  (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.11, 6.12, 6.13 and 6.14 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower's audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

                  (d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines); PROVIDED that no such certificate shall be required if each of Holdings and the Borrower has used its best efforts to obtain the same and such accountants are unwilling to provide such a certificate and other independent certified public accountants of recognized national standing are unwilling to provide such a certificate;

                  (e) as soon as practicable, and in any event within 60 days after the commencement of each fiscal year of Holdings, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year) and, promptly when available, any significant revisions of such budget;

                  (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; and

                  (g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

         SECTION 5.02. NOTICES OF MATERIAL EVENTS. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

                  (a) the occurrence of any Default;

                  (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Permitted Investors, Holdings, the Borrower or any Subsidiary that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

                  (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings, the Borrower and the Subsidiaries in an aggregate amount exceeding $2,000,000.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

         SECTION 5.03. INFORMATION REGARDING COLLATERAL. (a) The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party's corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party's chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility),
(iii) in any Loan Party's identity or corporate structure or (iv) in any Loan Party's Federal Taxpayer Identification Number (if applicable). Each of Holdings and the Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent or the French Lender to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the tangible Collateral is damaged or destroyed.

         (b) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.01, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer and the chief legal officer of each of Holdings and the Borrower setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the Term Funding Date or the date of the most recent certificate delivered pursuant to this Section.

         SECTION 5.04. EXISTENCE; CONDUCT OF BUSINESS. Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names used in the conduct of its business; PROVIDED that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and shall not require any such action if the failure to take such action could not reasonably be expected to result in a Material Adverse Effect.

         SECTION 5.05. PAYMENT OF OBLIGATIONS. Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, pay, settle or discharge (a) all Taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) except as prohibited hereunder, all of its other Indebtedness as it shall become due; PROVIDED,


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                                                                              63


HOWEVER, that none of Holdings, the Borrower or any Subsidiary shall be required to pay any such Tax, assessment, charge, levy, claim or Indebtedness which (x) is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) would give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) would have a Material Adverse Effect or (y) if the aggregate amount of such unpaid tax, assessment, charge, levy, claim or Indebtedness does not exceed $2,000,000 (taking into account applicable insurances or indemnities to the extent the provider of such insurance or indemnity has been notified thereof, has the financial ability to support its obligations with respect thereto and is not disputing the same).

         SECTION 5.06. MAINTENANCE OF PROPERTIES. Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

         SECTION 5.07. INSURANCE. Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, at all times maintain in full force and effect, with financially sound and reputable insurance companies, insurance on all property owned, occupied or controlled by it in at least such amounts (including deductibles) and against at least such risks insured against in the same general area by companies engaged in the same or a similar business and such other insurance as may be required by law. Each of Holdings and the Borrower will, and will cause each Subsidiary to, furnish to the Administrative Agent, upon written request of the Administrative Agent, a summary of the insurance carried together with certificates of insurance and other evidence of such insurance, if any, naming the Administrative Agent as an additional insured and/or loss payee. Without limiting the generality of the foregoing, each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, maintain, with the same or other financially sound and reputable insurance companies, the products liability insurance of Holdings, the Borrower and the Subsidiaries as in existence on the Effective Date.

         SECTION 5.08. CASUALTY AND CONDEMNATION. (a) The Borrower will furnish to the Administrative Agent, the French Lender and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

         (b) If any event described in paragraph (a) of this Section results in Net Proceeds (whether in the form of insurance proceeds, condemnation award or otherwise), the Administrative Agent is authorized to collect such Net Proceeds and, if received by Holdings, the Borrower or any Subsidiary, such Net Proceeds shall be paid over to the Administrative Agent or the French Lender, as directed by the Administrative Agent; PROVIDED that (i) if the aggregate Net Proceeds in respect of such event (other than proceeds of business income insurance) are less than $1,000,000, such Net Proceeds shall be paid over to the Borrower unless a Default has occurred and is continuing, and (ii) all proceeds of business income insurance shall be paid over to the Borrower unless a Default has occurred and is continuing. All such Net Proceeds retained by or paid over to the Administrative Agent or the French Lender shall be held by the Administrative Agent or the French Lender, as the case may be, and released from time to time to pay the costs of repairing, restoring or replacing the affected property in accordance with the terms of the applicable Loan Document, subject to the provisions of the applicable Loan Document regarding application of such Net Proceeds during a Default.

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                                                                              64


         (c) If any Net Proceeds retained by or paid over to the Administrative Agent as provided above continue to be held by the Administrative Agent on the date that is 270 days after the occurrence of the event resulting in such Net Proceeds, then such Net Proceeds shall be applied to prepay Term Borrowings as provided in Section 2.10(b).

         SECTION 5.09. BOOKS AND RECORDS; INSPECTION AND AUDIT RIGHTS. Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent, the French Lender or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested and, in the case of any Lender (other than the Administrative Agent, the Collateral Agent or the French Lender or as provided in Section 9.03), at the sole expense of such Lender.

         SECTION 5.10. COMPLIANCE WITH LAWS. Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

         SECTION 5.11. USE OF PROCEEDS AND LETTERS OF CREDIT. The proceeds of the Term Loans, together with a portion of the proceeds of the WMT Equity Financing, will be used only for repayment or repurchase of the WMT Existing Notes, including any premium and accrued and unpaid interest thereon. The proceeds of the Revolving Loans will be used only for general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Trade Letters of Credit will be issued only for general corporate purposes. Standby Letters of Credit will be issued only to support the obligations of the Cremascoli Loan Parties under the Cremascoli Loan Documents.

         SECTION 5.12. ADDITIONAL SUBSIDIARIES. If any additional Subsidiary is formed or acquired after the Effective Date, the Borrower will notify the Administrative Agent and the Lenders thereof and (a) if such Subsidiary is a Subsidiary Loan Party, the Borrower will cause such Subsidiary to become a party to the Subsidiary Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement and each applicable WMT Security Document within three Business Days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary's assets to secure the Obligations as the Administrative Agent or the Required Lenders shall reasonably request, (b) if any shares of capital stock or Indebtedness of such Subsidiary are directly owned by or on behalf of any WMT Loan Party, the Borrower will pledge or cause to be pledged such shares and promissory notes evidencing such Indebtedness to be pledged pursuant to the Pledge Agreement within three Business Days after such Subsidiary is formed or acquired (except that, except as otherwise provided by Section 5.13, if such Subsidiary is Cremascoli Holdings or a Foreign Subsidiary directly owned by the Borrower or a Subsidiary Loan Party, shares of voting stock of Cremascoli Holdings or such Foreign Subsidiary to be pledged pursuant to the Pledge Agreement may be limited to 65% of the outstanding shares of voting stock of Cremascoli Holdings or such Foreign Subsidiary) and (c) following the Cremascoli Acquisition, if such Subsidiary is a subsidiary


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of Cremascoli, the Borrower shall cause such Subsidiary to comply with the requirements of paragraph (c) of Article V of the Cremascoli Credit Agreement; PROVIDED that, in the event that such Subsidiary is formed or acquired prior to the Term Funding Date, all of the foregoing actions shall be deferred to the Term Funding Date (other than the requirement that such Subsidiary become a party to the Subsidiary Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement).

         SECTION 5.13. FURTHER ASSURANCES. (a) Each of Holdings and the Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent, the French Lender or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Loan Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. Each of Holdings and the Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Loan Documents.

         (b) If any material assets (other than (i) assets constituting Collateral under any Loan Document that become subject to the Lien of such Loan Document upon acquisition thereof and (ii) certain de minimis assets that do not have a fair market value in excess of, individually, $100,000 or, in the aggregate, $500,000), including any real property or improvements thereto or any interest therein, are acquired by any Loan Party after the Term Funding Date or the Standby LC Issuance Date, as the case may be, Holdings and the Borrower will, or will cause such Loan Party to, undertake the following actions:

                  (i) in the case of a WMT Loan Party, the Borrower will promptly notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the WMT Loan Parties, or

                  (ii) in the case of a Cremascoli Loan Party, the Borrower will promptly notify the Administrative Agent, the French Lender and the Lenders thereof, and, if requested by the French Lender or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the obligations of the Cremascoli Loan Parties and will cause such actions as shall be necessary or reasonably requested by the French Lender to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Cremascoli Loan Parties.

Without limiting the generality of the foregoing and notwithstanding Section 5.12(b), if the Collateral Agent reasonably requests the Borrower to pledge or to cause to be pledged more than 65% of the voting stock of Cremascoli Holdings or any directly owned Foreign Subsidiary or the capital stock of any indirectly owned Foreign Subsidiary and such pledge may be accomplished without causing adverse tax consequences to Holdings or the Borrower, then the Borrower shall pledge such voting stock or cause such capital stock to be pledged to the Collateral Agent for the benefit of the Secured


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Parties; PROVIDED, HOWEVER, that, following any such pledge described in this sentence, if the Borrower notifies the Collateral Agent that the continued existence of such pledge is reasonably likely to cause adverse tax consequences to Holdings or the Borrower, then, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall promptly release such pledge to the extent necessary to eliminate such adverse tax consequences.


                                   ARTICLE VI

                               NEGATIVE COVENANTS

         Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

         SECTION 6.01. INDEBTEDNESS; CERTAIN EQUITY SECURITIES. (a) Each of Holdings and the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

                  (i) Indebtedness created under the Loan Documents;

                  (ii) Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

                  (iii) Indebtedness of the Borrower to any Subsidiary and any Subsidiary to the Borrower or any other Subsidiary; PROVIDED that Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to Section 6.04;

                  (iv) Guarantees by (A) Holdings of Indebtedness of the Borrower or any Subsidiary, (B) the Borrower of Indebtedness of any Subsidiary and (C) any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; PROVIDED that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04;

                  (v) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; PROVIDED that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $2,500,000 or, following the Cremascoli Acquisition, $4,000,000 at any time outstanding, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

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                                                                              67


                  (vi) Indebtedness of any Person that becomes a Subsidiary after the Effective Date; PROVIDED that (A) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $2,500,000 or, following the Cremascoli Acquisition, $6,500,000 at any time outstanding, and extensions, renewals and replacements of any such Indebtedness that do not increase the principal amount thereof;

                  (vii) Investor Subordinated Debt in an aggregate principal amount of up to $30,000,000 or following the Cremascoli Acquisition, $45,000,000;

                  (viii) on and prior to the Term Funding Date, the WMT Existing Notes;

                  (ix) following the Cremascoli Acquisition, Indebtedness of the Italian Receivables Subsidiary in connection with the Italian Receivables Program not to exceed $6,000,000.

                  (x) other unsecured Indebtedness in an aggregate principal amount not exceeding $2,000,000 or, following the Cremascoli Acquisition, $3,000,000 at any time outstanding.

         (b) Holdings will not create, incur, assume or permit to exist any Redeemable Preferred Stock; PROVIDED that Holdings may issue Redeemable Preferred Stock to the extent such preferred stock, for the purposes of Section 6.01(a), is deemed to be Indebtedness of Holdings with an aggregate principal amount equal to the stated value thereof.

         (c) The Borrower will not, and will not permit any Subsidiary to, issue any preferred stock or be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment (other than dividends permitted under Section 6.07) in respect of any shares of capital stock of Holdings, the Borrower or any Subsidiary or any option, warrant or other right to acquire any such shares of capital stock; PROVIDED, HOWEVER, that nothing in this Section 6.01(c) shall prevent (i) the Borrower or any Subsidiary from acquiring the equity securities of any Subsidiary not owned by it if such purchase is otherwise permitted by this Agreement, (ii) any Subsidiary from issuing preferred stock to the Borrower or the Borrower from issuing preferred stock (other than Redeemable Preferred Stock) to Holdings, so long as such preferred stock is pledged to the Collateral Agent to secure the Obligations, to the extent required by the Loan Documents, or (iii) any Subsidiary from issuing preferred stock to any third party; PROVIDED that for purposes of Section 6.01(a), such preferred stock shall be deemed to be Indebtedness of such Subsidiary with an aggregate principal amount equal to the stated value thereof.

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                                                                              68


         SECTION 6.02. LIENS. Each of Holdings and the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

                  (a) Liens created under the Loan Documents;

                  (b) Permitted Encumbrances;

                  (c) any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and set forth in Schedule 6.02; PROVIDED that (A) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (B) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

                  (d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; PROVIDED that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary , as the case may be, (B) such Lien shall not apply to any other property or assets of Holdings, the Borrower or any Subsidiary and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

                  (e) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; PROVIDED that (A) such security interests secure Indebtedness permitted by clause (v) of
         Section 6.01(a), (B) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and
         (C) such security interests shall not apply to any other property or assets of Holdings, the Borrower or any Subsidiary;

                  (f) Liens on the accounts receivables of the Italian Receivables Subsidiary pursuant to the Italian Receivables Program;

                  (g) on and prior to the Term Funding Date, Liens securing the WMT Existing Notes; and

                  (h) Liens on any escrow accounts established pursuant to the Cremascoli Acquisition Documents.

         SECTION 6.03. FUNDAMENTAL CHANGES. (a) Each of Holdings and the Borrower will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower or Holdings) may merge into any


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Subsidiary in a transaction in which the surviving entity is a Subsidiary and
(iii) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; PROVIDED that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

         (b) The Borrower will not, and will not permit any of the Subsidiaries to, engage to any material extent in any trade or business other than a Related Business. Holdings will not engage in any trade or business, or otherwise conduct any business activity, other than the ownership of capital stock of the Borrower and activities incidental thereto. Cremascoli Holdings will not engage in any trade or business, or otherwise conduct any business activity, other than the ownership of capital stock of Cremascoli and activities incidental thereto.

         SECTION 6.04. INVESTMENTS, LOANS, ADVANCES, GUARANTEES AND ACQUISITIONS. Each of Holdings and the Borrower will not, and will not permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

                  (a) Permitted Investments;

                  (b) investments, loans or advances existing on the Effective Date and set forth on Schedule 6.04, to the extent such investments, loans or advances would not be permitted under any other clause of this Section;

                  (c) investments by (i) Holdings in the capital stock of the Borrower, (ii) the Borrower in the capital stock of any Subsidiary (not including any such Subsidiary that becomes a Subsidiary pursuant to such investment) and (iii) any Subsidiary in the capital stock of any other Subsidiary (not including any such Subsidiary that becomes a Subsidiary pursuant to such investment); PROVIDED that (A) any such shares of capital stock held by a Loan Party shall be pledged, if required, pursuant to the applicable Loan Document (subject to the limitations applicable to voting stock of Cremascoli Holdings or a Foreign Subsidiary referred to in Section 5.12), (B) the amount of investments by Loan Parties in Subsidiaries that are not Loan Parties, together with the amount of all outstanding loans or advances to such Subsidiaries, shall not exceed 10% of the total assets of Holdings, the Borrower and the Subsidiaries at the time of such investment, loan or advance and after giving effect thereto and (C) at the time any investment, loan or advance described in clause (B) is made, the portion of Consolidated EBITDA attributable to all Subsidiaries that are not Loan Parties taken as a whole for the most recent four consecutive fiscal quarters for which financials are available shall not exceed 15% of the Consolidated EBITDA for such period;

                  (d) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; PROVIDED that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged, if required, pursuant to the applicable Loan Document, (ii) the outstanding amount of all such loans and advances by Loan Parties to Subsidiaries that are not Loan Parties, together with the amount of investments in such Subsidiaries, shall not exceed 10% of the total assets of Holdings, the Borrower and the Subsidiaries at the time of such loan or advance and after giving effect thereto and (iii) at the time any loan or advance described in clause (ii) is made, the Consolidated EBITDA attributable to all Subsidiaries that are not Loan Parties taken as a whole for the most recent four consecutive fiscal quarters for which financials are available shall not exceed 15% of the Consolidated EBITDA for such period;

                  (e) Guarantees constituting Indebtedness permitted by Section 6.01;

                  (f) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

                  (g) investments received in consideration of sales or other dispositions permitted under clause (e) of Section 6.05;

                  (h) loans or advances to employees and officers of the Borrower or any Subsidiary in the ordinary course of business to provide for the payment of reasonable expenses incurred by such persons in the performance of their responsibilities to the Borrower or such Subsidiary or in connection with any relocation;

                  (i) the Cremascoli Acquisition; and

                  (j) other investments, (i) payable in cash, in an aggregate amount not to exceed $4,000,000 or, following the Cremascoli Acquisition, $5,000,000 at any time outstanding or (ii) payable in capital stock of Holdings with an aggregate value not to exceed $10,000,000; PROVIDED that the Borrower or any Subsidiary may make additional investments (including acquisitions) not otherwise prohibited hereunder to the extent financed solely with Investor Capital

         SECTION 6.05. ASSET SALES. Each of Holdings and the Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any capital stock of another Person, and the Borrower will not, and each of Holdings and the Borrower will not permit any of the Subsidiaries to, issue any additional shares of capital stock of the Borrower or such Subsidiary or other ownership interest in the Borrower or such Subsidiary, as the case may be, except:

                  (a) sales of inventory, used or surplus equipment and Permitted Investments, in each case in the ordinary course of business;

                  (b) sales, transfers and dispositions (including the issuance of capital stock) to the Borrower or a Subsidiary; PROVIDED that the fair market value of the assets subject to any such sales, transfers or dispositions (i) to a Subsidiary that is not a Loan Party shall (A) be deemed an investment in such Subsidiary subject to the limitations of
         Section 6.04, to the extent not compensated at fair market value in cash, and (B) be made in compliance with Section 6.08 and (ii) to a Cremascoli Loan Party from a WMT Loan Party shall not exceed $10,000,000 in the aggregate (calculated on a net basis after giving effect to the fair market value of any


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                                                                              71


         sale, transfer or other disposition of assets to a WMT Loan Party from a Cremascoli Loan Party), to the extent not compensated at fair market value in cash;

                  (c) sales, transfers or dispositions of assets constituting investments permitted under Section 6.04(g);

                  (d) following the Cremascoli Acquisition, sales of accounts receivable of the Italian Receivables Subsidiary in connection with the Italian Receivables Program; and

                  (e) sales, transfers and dispositions of assets not permitted by clauses (a) - (d) above not to exceed $2,000,000 or, following the Cremascoli Acquisition, $3,000,000 during any fiscal year of Holdings;

PROVIDED that all sales, transfers, leases and other dispositions permitted hereby shall be made for fair value and (other than sales, transfers and other dispositions permitted under clause (b)) for at least 80% cash consideration.

         SECTION 6.06. HEDGING AGREEMENTS. Each of Holdings and the Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

         SECTION 6.07. RESTRICTED PAYMENTS; CERTAIN PAYMENTS OF INDEBTEDNESS.
(a) Each of Holdings and the Borrower will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (i) Holdings may declare and pay dividends with respect to its capital stock payable solely in additional shares of its capital stock (other than Redeemable Preferred Stock), (ii) Subsidiaries may declare and pay dividends ratably with respect to their capital stock, (iii) the Borrower or any Subsidiary may acquire the equity securities of any Subsidiary not owned by it if such purchase is otherwise permitted by this Agreement, (iv) the Borrower may make the WMT Merger Payments, (v) Holdings and/or the Borrower may, collectively, make Restricted Payments, not exceeding $2,000,000 or, following the Cremascoli Acquisition, $3,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management, directors or employees of Holdings, the Borrower and the Subsidiaries, PROVIDED that any unused portion of such amount in any fiscal year (without giving effect to this proviso) may be carried forward to the next fiscal year only and (vi) the Borrower may make Restricted Payments to Holdings in an amount necessary to allow Holdings to pay any operating expenses of Holdings in an amount not to exceed $150,000 per fiscal year of Holdings.

         (b) Each of Holdings and the Borrower will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Indebtedness, except:

                  (i) payment of Indebtedness created under the Loan Documents;

                  (ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of subordinated Indebtedness prohibited by the subordination provisions thereof;

                  (iii) refinancings of Indebtedness to the extent permitted by
         Section 6.01;

                  (iv) payment of Indebtedness that becomes due as a result of the sale or disposition (including pursuant to a casualty or condemnation) of the property or assets securing such Indebtedness; and

                  (v) (A) repayment of the WMT Existing Debt with the proceeds of the Term Loans and the WMT Equity Financing and (B) repayment of the Cremascoli Existing Debt with the proceeds of the Cremascoli Term Loans and the Cremascoli Equity Financing.

         SECTION 6.08. TRANSACTIONS WITH AFFILIATES. Each of Holdings and the Borrower will not, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to Holdings, the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among Loan Parties (other than Holdings) not involving any other Affiliate or unrelated third party (PROVIDED such transaction complies with the requirements of Section 6.05), (c) contributions of capital from Holdings to the Borrower, (d) any Restricted Payment permitted by Section 6.07, (e) loans or advances to employees and officers of Holdings, the Borrower or any Subsidiary in the ordinary course of business to provide for the payment of reasonable expenses incurred by such persons in the performance of their responsibilities to Holdings, the Borrower or such Subsidiary or in connection with any relocation, (f) fees, compensation or employee benefit arrangements paid to and indemnity provided on behalf of directors, officers or employees of Holdings, the Borrower or any Subsidiary in the ordinary course of business and (g) employment agreements (including customary benefits thereunder) entered into at any time by Holdings, the Borrower or any Subsidiary in the ordinary course of business.

                  SECTION 6.09. RESTRICTIVE AGREEMENTS. Each of Holdings and the Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; PROVIDED that the foregoing shall not apply to (a) restrictions and conditions imposed by law or by any Loan Document, (b) restrictions and conditions existing on the Effective Date identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (c) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale (PROVIDED such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder), (d) customary net worth provisions contained in leases and other similar agreements,
(e) customary anti-assignment provisions contained in leases, licenses and other similar agreements (PROVIDED that each of Holdings and the Borrower will, and will cause each Subsidiary to, use commercially reasonable efforts, whenever practicable, to obtain waivers or releases of such provisions with respect to Liens created under the Loan Documents) and (f) any provisions contained in any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (PROVIDED that (i) such Indebtedness is not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary,
(ii) such restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person acquired and such Person's subsidiaries and (iii) such Indebtedness is otherwise permitted to be incurred under this Agreement).

         SECTION 6.10. AMENDMENT OF MATERIAL DOCUMENTS. Each of Holdings and the Borrower will not, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) its certificate of incorporation, by-laws or other organizational documents, (b) the WMT Merger Documents, (c) the Cremascoli Acquisition Documents or (d) the Stockholders Agreement, if any such amendment, modification or waiver would be adverse to the interests of the Lenders or the Loan Parties.

         SECTION 6.11. CAPITAL EXPENDITURES. Each of Holdings and the Borrower will not permit the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries (a) in the period beginning with the Effective Date and ending on December 31, 1999, to exceed $1,000,000 or (b) in any of the following fiscal years to exceed the sum of (i) Investor Capital received by Holdings and contributed to the Borrower during such year and used to finance Capital Expenditures and (ii) (A) prior to the Cremascoli Acquisition, the amount set forth below opposite such year under the caption "WMT Amount" or (B) following the Cremascoli Acquisition, the amount set forth below opposite such year under the caption "WMT and Cremascoli Amount":


                                                                             WMT AND
                  FISCAL YEAR                WMT AMOUNT                 CREMASCOLI AMOUNT

                       2000                   $7,000,000                    $10,500,000
                       2001                   $7,500,000                    $11,000,000
                       2002                   $6,000,000                    $10,500,000
                       2003                   $6,000,000                    $10,500,000
                       2004                   $6,000,000                    $10,500,000
                       2005                   $6,000,000                    $10,500,000

If the amount of Capital Expenditures made during any fiscal year is less than the amount permitted under this Section for such fiscal year (disregarding any amount permitted by reason of this sentence), then the amount of Capital Expenditures permitted in the next succeeding fiscal year shall be increased by the unutilized amount.

         SECTION 6.12. LEVERAGE RATIO. Each of Holdings and the Borrower will not permit the Leverage Ratio as of the last day of any period of four consecutive fiscal quarters ending during any period set forth below to exceed the ratio set forth below opposite such period:


                  PERIOD                                               RATIO

                  Effective Date - September 30, 2000                  4.0 to 1.0
                  October 1, 2000 - September 30, 2001                 3.5 to 1.0
                  October 1, 2001 - September 30, 2002                 3.0 to 1.0
                  Thereafter                                           2.5 to 1.0

         SECTION 6.13. CONSOLIDATED CASH INTEREST EXPENSE COVERAGE RATIO. Each of Holdings and the Borrower will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense as of the last day of any period of four consecutive fiscal quarters ending during any period set forth below to be less than the ratio set forth below opposite such period:


                  PERIOD                                               RATIO

                  Effective Date - September 30, 2000                  2.5 to 1.0
                  October 1, 2000 - September 30, 2001                 3.0 to 1.0
                  October 1, 2001 - September 30, 2002                 3.5 to 1.0
                  Thereafter                                           4.0 to 1.0

         SECTION 6.14. CONSOLIDATED FIXED CHARGE COVERAGE RATIO. Each of Holdings and the Borrower will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Fixed Charges as of the last day of any period of four consecutive fiscal quarters ending during any period set forth below to be less than the ratio set forth below opposite such period:


                  PERIOD                                               RATIO

                  Effective Date - September 30, 2001                  1.0 to 1.0
                  October 1, 2001 - September 30, 2002                 1.1 to 1.0
                  Thereafter                                           1.2 to 1.0

         SECTION 6.15. FISCAL YEAR. Each of Holdings and the Borrower will not permit its fiscal year to end on any day other than December 31.


                                   ARTICLE VII

                                EVENTS OF DEFAULT

         If any of the following events ("EVENTS OF DEFAULT") shall occur:

                  (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

                  (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause
         (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

                  (c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan

         Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

                  (d) either Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02,
         5.04 (with respect to the existence of the Borrower) or 5.11 or in
         Article VI;

                  (e) any Loan Party shall fail to observe or perform any covenant, condition or agree ment contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

                  (f) Holdings, the Borrower or any Significant Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable within the lesser of (i) any applicable grace period and (ii) five Business Days;

                  (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but, solely in respect of Hedging Agreements, only after the lapse of five days) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; PROVIDED that this clause (g) shall not apply to Indebtedness that becomes due as a result of the sale or disposition (including pursuant to a casualty or condemnation) of the property or assets securing such Indebtedness or to provisions requiring the offer to purchase outstanding Indebtedness in the event of a sale of assets of Holdings, the Borrower or the Subsidiaries;

                  (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

                  (i) Holdings, the Borrower or any Significant Subsidiary shall
         (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

                  (j) Holdings, the Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

                  (k) one or more judgments for the payment of money in an aggregate amount in excess of $2,000,000 or, following the Cremascoli Acquisition, $3,000,000 shall be rendered against Holdings, the Borrower, any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any Significant Subsidiary to enforce any such judgment;

                  (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

                  (m) any Lien purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral on which a Lien may be perfected pursuant to such Loan Document under applicable law, with the priority required by the applicable Loan Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the failure of the Administrative Agent or the French Lender to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under any Loan Document; or

                  (n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, with the consent of the Required Lenders, the Administrative Agent may, and at the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:
(i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Holdings or the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                                  ARTICLE VIII

                THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

         Each of the Lenders and the Issuing Bank hereby irrevocably appoints The Chase Manhattan Bank as Administrative Agent and Collateral Agent (for purposes of this Article VIII, collectively, the "AGENT") and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of the WMT Loan Documents and the Cremascoli Credit Agreement, together with such actions and powers as are reasonably incidental thereto.

         The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

         The Agent shall not have any duties or obligations except those expressly set forth in the WMT Loan Documents and the Cremascoli Credit Agreement. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the WMT Loan Documents and the Cremascoli Credit Agreement that the Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the WMT Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable to any Lender for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Agent by Holdings, the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in
Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

         The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

         The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

         Subject to the appointment and acceptance of a successor to the Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor. So long as no Default or Event of Default shall have occurred and be continuing, the appointment of a new Agent shall require the consent of the Borrower (which consent shall not be unreasonably withheld). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, having a combined capital and surplus of at least $250,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub- agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

         Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

         The Syndication Agent shall have no rights, powers, obligations, liabilities, responsibilities or duties under this Agreement other than those applicable to it as a Lender. Without limiting the foregoing sentence, the Syndication Agent shall not have, or be deemed to have, any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Syndication Agent in deciding to enter into this Agreement or in taking or not taking any action hereunder.

                                   ARTICLE IX

                                  MISCELLANEOUS

         SECTION 9.01. NOTICES. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                  (a) if to the Borrower or to Holdings, to it at Wright Medical Technology, Inc., 5677 Airline Road, Arlington, Tennessee 38002, Attention of General Counsel (Telecopy No. (901) 867-4398; with a copy to Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019, Attention of Steven J. Gartner (Telecopy No. (212) 728-8111);

                  (b) if to the Administrative Agent, the Collateral Agent or the Issuing Bank, to The Chase Manhattan Bank, Loan and Agency Services Group, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Anne Bowles (Telecopy No. (212) 552-7500), with a copy to The Chase Manhattan Bank, 270 Park Avenue, New York 10017, Attention of Steve Rochford (Telecopy No. (212) 270-5135);

                  (c) if to the French Lender, to Chase Manhattan Bank, Paris Branch, Washington Plaza, 40-42 rue Washington, 75008 Paris, France, Attention of M. Danan (Telecopy No. 33 (0) 1 53 77 14 49), with a copy to the US Administrative Agent.

                  (d) if to the Syndication Agent, to Bank of America, N.A. at 100 North Tryon Street, Charlotte, North Carolina 28255, Attention of David Strickert (Telecopy No. (704) 386- 9607); and

                  (e) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

         SECTION 9.02. WAIVERS; AMENDMENTS. (a) No failure or delay by any Agent, the Issuing Bank, the French Lender or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of any Agent, the Issuing Bank, the French Lender and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender, the Issuing Bank or the French Lender may have had notice or knowledge of such Default at the time.

         (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Collateral Agent, the Administrative Agent or the French Lender, as the case may be, and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; PROVIDED that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, Cremascoli Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change Section 2.17(f) or
Section 2.16(f) of the Cremascoli Credit Agreement in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Term Lender and the French Lender, (vi) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be) and the French Lender, (vii) release any Loan Party from its Guarantee under any Loan Document (except as expressly provided in such Loan Document), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (viii) release all or substantially all of the Collateral from the Liens of the Loan Documents, without the written consent of each Lender, or (ix) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; PROVIDED FURTHER that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, the French Lender or the Issuing Bank without the prior written consent of such Agent, the French Lender or the Issuing Bank, as the case may be, and
(B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of a single Class of Lenders (but not any other Class of Lenders) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and requisite percentage in interest of the affected Class of Lenders.

         SECTION 9.03. EXPENSES; INDEMNITY; DAMAGE WAIVER. (a) Holdings and the Borrower, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by any Agent, the French Lender and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for any Agent or the French Lender, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, the Issuing Bank, the French Lender or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank, the French Lender or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

         (b) Holdings and the Borrower, jointly and severally, shall indemnify each Agent, the Issuing Bank, the French Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "INDEMNITEE") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby,
(ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Mortgaged Property or any other property owned or operated by Holdings, the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to Holdings, the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; PROVIDED that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or any Related Party of such Indemnitee.

         (c) To the extent that Holdings and the Borrower fail to pay any amount required to be paid by them to any Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent or the Issuing Bank, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; PROVIDED that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any Agent or the Issuing Bank in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time.

         (d) To the extent permitted by applicable law, each of Holdings and the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

         (e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor setting forth a computation of the amount due and reasonable supporting documentation.

         SECTION 9.04. SUCCESSORS AND ASSIGNS. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that each of Holdings and the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Holdings or the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank, the French Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

         (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); PROVIDED that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, each of the Borrower and the Administrative Agent (and, in the case of an assignment of all or a portion of a Revolving Commitment or a Standby LC Commitment or any Lender's obligations in respect of its Trade LC Exposure or Standby LC Exposure, the Issuing Bank) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, except that this clause (iii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and
(v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and PROVIDED FURTHER that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

         (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "REGISTER"). The entries in the Register shall be conclusive, and Holdings, the Borrower, the Agents, the Issuing Bank, the French Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Holdings, the Borrower, the Issuing Bank, the French Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

         (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph
(b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

         (e) Any Lender may, without the consent of the Borrower, the Agents, the French Lender or the Issuing Bank, sell participations to one or more banks or other entities (a "PARTICIPANT") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); PROVIDED that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Holdings, the Borrower, the Agents, the Issuing Bank, the French Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; PROVIDED that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, each of Holdings and the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14,
2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; PROVIDED that the amount payable to the seller of the participation and the Participant in the aggregate shall not exceed the amount which would otherwise be payable had a participation not been sold. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; PROVIDED that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

         (f) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. Subject to the preceding sentence, a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

         (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; PROVIDED that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

         SECTION 9.05. SURVIVAL. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instru ments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, the Issuing Bank, the French Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

         SECTION 9.06. COUNTERPARTS; INTEGRATION; EFFECTIVENESS. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

         SECTION 9.07. SEVERABILITY. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

         SECTION 9.08. RIGHT OF SETOFF. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

         SECTION 9.09. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

         (b) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, the Issuing Bank, the French Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against either Holdings or the Borrower or its properties in the courts of any jurisdiction.

         (c) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

         SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

         SECTION 9.11. HEADINGS. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

         SECTION 9.12. CONFIDENTIALITY. Each of the Agents, the Issuing Bank, the French Lender and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors in connection with the administration of the Loans and Commitments (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to a written agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, the Issuing Bank, the French Lender or any Lender on a nonconfidential basis from a source other than the Borrower or Holdings. For the purposes of this Section, "INFORMATION" means all information received from the Borrower or Holdings relating to Holdings, the Borrower or their respective businesses, other than any such information that is available to any Agent, the Issuing Bank, the French Lender or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrower; PROVIDED that, in the case of information received from Holdings or the Borrower after the Effective Date, such information is clearly identified at the time of delivery as confidential or contains business plans or projections. The Lenders shall use all information supplied by or on behalf of Holdings or the Borrower under this Agreement and the other Loan Documents solely in connection with the Loan Documents the Obligations and/or in dealing with its other credits with Holdings, the Borrower or the Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

         SECTION 9.13. INTEREST RATE LIMITATION. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "CHARGES"), shall exceed the maximum lawful rate (the "MAXIMUM RATE") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                          WRIGHT ACQUISITION HOLDINGS, INC.,
                                          as Holdings,


                                          by   /s/ Elizabeth H. Weatherman
                                              -----------------------------
                                              Name: Elizabeth H. Weatherman
                                              Title: President & Secretary


                                          WRIGHT MEDICAL TECHNOLOGY, INC.,
                                          as the Borrower,


                                          by   /s/ Gregory K. Butler
                                              ---------------------------
                                              Name: Gregory K. Butler
                                              Title: EVP & CFO


                                          THE CHASE MANHATTAN BANK,
                                          as a Lender, as Administrative Agent,
                                          Collateral Agent and Issuing Bank,


                                          by   /s/ Laurie B. Perper
                                              ---------------------------
                                              Name: Laurie B. Perper
                                              Title: Vice President


                                          CHASE MANHATTAN BANK,
                                          PARIS BRANCH,
                                          as the French Lender,


                                          by   /s/ Marc Danan
                                              ---------------------------
                                              Name: Marc Danan
                                              Title: V.P.



                                          BANK OF AMERICA, N.A.,
                                          as a Lender and as Syndication Agent,


                                          by   /s/ David H. Strickert
                                              ---------------------------
                                              Name: David H. Strickert
                                              Title: Principal

                                          FLEET NATIONAL BANK,

                                          by   /s/ Garth J. Collins
                                              ---------------------------
                                              Name:  Garth J. Collins
                                              Title: Director



                                          FIRST UNION NATIONAL BANK,

                                          by   /s/ Matt Maclver Jr.
                                              ---------------------------
                                              Name:  Matt Maclver Jr.
                                              Title: Vice President



                                          U.S. BANK NATIONAL ASSOCIATION,

                                          by   /s/ Sarah L. Hemmer
                                              ---------------------------
                                              Name:  Sarah L. Hemmer
                                              Title: Vice President



                                          BANKERS TRUST COMPANY,

                                          by   /s/ Mary Kay Coyle
                                              ---------------------------
                                              Name: Mary Kay Coyle
                                              Title: Managing Director



                                          SUNTRUST BANK, NASHVILLE, N.A.,


                                          by   /s/ W. B. Hubbard
                                              ---------------------------
                                              Name:  W. Brooks Hubbard
                                              Title: AVP